Filed Pursuant to Rule 424(B)(3)
Registration No. 333-178205

PROSPECTUS

Huntington Bancshares Incorporated

OFFER TO EXCHANGE

Newly issued Depositary Shares, each representing a 1/40th interest in a share of Floating Rate Series B Non-Cumulative Perpetual Preferred Stock, for up to $300 million in liquidation amount of the issued and outstanding Trust Preferred Securities listed below.

Huntington Bancshares Incorporated is offering to exchange (the “Exchange Offer”), on the terms and subject to the conditions set forth in this Prospectus and in the accompanying letter of transmittal, newly issued depositary shares, each representing a 1/40th interest in a share of Floating Rate Series B Non-Cumulative Perpetual Preferred Stock, par value $0.01, with a liquidation preference of $1,000 per share (the “Preferred Stock”), for up to $300 million in liquidation amount of the issued and outstanding capital securities of the series set forth in the table below (the “Trust Preferred Securities”). For each $1,000 in liquidation amount of Trust Preferred Securities that we accept for exchange in accordance with the terms of the Exchange Offer, we will pay the applicable consideration set forth in the table below.

We will pay dividends on the Preferred Stock when, as, and if declared by our board of directors or a duly authorized committee of our board of directors. Dividends will accrue and be payable from the date of settlement of the Exchange Offer at a floating rate equal to three-month LIBOR plus a spread of 2.70% per annum, payable quarterly, in arrears, on January 15, April 15, July 15 and October 15 of each year up to the date of redemption. Dividends will not be cumulative. Upon payment of any dividends on the Preferred Stock, holders of depositary shares will receive a proportionate payment.

THE EXCHANGE OFFER WILL EXPIRE AT 11:59 P.M., NEW YORK CITY TIME, ON DECEMBER 27, 2011, UNLESS WE EXTEND THE EXCHANGE OFFER OR TERMINATE IT EARLY, SUBJECT TO APPLICABLE LAW (SUCH DATE AND TIME AS IT MAY BE EXTENDED, THE “EXPIRATION DATE”). IN ORDER TO BE ELIGIBLE TO RECEIVE THE EARLY EXCHANGE PREMIUM DESCRIBED IN THE TABLE BELOW, HOLDERS MUST TENDER BY 11:59 P.M., NEW YORK CITY TIME, ON DECEMBER 27, 2011 (SUCH DATE AND TIME AS IT MAY BE EXTENDED, THE “EARLY EXCHANGE DEADLINE”). YOU MAY WITHDRAW ANY TRUST PREFERRED SECURITIES THAT YOU TENDER AT ANY TIME PRIOR TO THE EXPIRATION DATE.

CUSIP	Title and Issuer of Securities	Acceptance Priority Level	Aggregate Liquidation Amount Outstanding	Total Exchange Consideration(1)
				Liquidation Preference Underlying New Depositary Shares(2)	Cash Payment(3)
446283AA1; 446283AD5	Huntington Capital I Floating Rate Capital Securities (the “Huntington Capital I TRUPS”)	1	$132,630,000	$1,000	—
446284AA9	Huntington Capital II Floating Rate Capital Securities (the “Huntington Capital II TRUPS”)	1	$52,000,000	$1,000	—
830818AA8	Sky Financial Capital Trust III Floating Rate Capital Securities (the “Sky Financial III TRUPS”)	1	$75,000,000	$1,000	$50
830820AA4	Sky Financial Capital Trust IV Floating Rate Capital Securities (the “Sky Financial IV TRUPS”)	2	$75,000,000	$1,000	$50

(1)	Per $1,000 liquidation amount of Trust Preferred Securities tendered before the Early Exchange Deadline and accepted for exchange.
(2)	Includes $50 in incremental liquidation preference underlying depositary shares that will be issued only for Trust Preferred Securities tendered before the Early Exchange Deadline and accepted for exchange. We call this incremental liquidation preference the “Early Exchange Premium”.
(3)	In addition to the cash payment, we will pay accumulated and unpaid distributions on exchanged Trust Preferred Securities up to but excluding the date of settlement of the Exchange Offer.

None of Huntington, the dealer manager, the exchange agent, the information agent (each as defined herein) or any other person is making any recommendation as to whether you should tender your Trust Preferred Securities. You must make your own decision after reading this Prospectus (including the documents incorporated by reference herein) and consulting with your advisors.

Before deciding to exchange your securities for depositary shares representing proportional interests in shares of our Preferred Stock, you are encouraged to read and carefully consider this Prospectus (including the documents incorporated by reference herein) in its entirety, in particular “Risk Factors” beginning on page 19 of this Prospectus and on page 11 of our Annual Report on Form 10-K for the year ended December 31, 2010 and on page 143 of our Quarterly Report on Form 10-Q for the quarter ended September 30, 2011.

The shares of our Preferred Stock are not savings accounts, deposits or other obligations of any of our bank or nonbank subsidiaries and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

None of the Securities and Exchange Commission, any state securities commission, the Federal Deposit Insurance Corporation, the Board of Governors of the Federal Reserve System or any other regulatory body has approved or disapproved of the Exchange Offer or of the securities to be issued in the Exchange Offer or determined if this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The Dealer Manager for the Exchange Offer is:

Goldman, Sachs & Co.

The date of this document is December 22, 2011.

(cover page continued)

We will not accept for exchange Trust Preferred Securities with an aggregate liquidation amount that exceeds $300,000,000 (the “Maximum Exchange Amount”). If the aggregate liquidation amount of all Trust Preferred Securities tendered in the Exchange Offer exceeds the Maximum Exchange Amount, we will, subject to the terms and conditions of the Exchange Offer, accept for exchange the Trust Preferred Securities tendered in the Exchange Offer in accordance with their Acceptance Priority Levels as set forth on the table on the cover of this Prospectus (each an “Acceptance Priority Level” or “Level”), with Level 1 being the highest priority level. We will, subject to the terms and conditions of the Exchange Offer, accept all Trust Preferred Securities tendered in the Exchange Offer having a higher Acceptance Priority Level before we accept any tendered Trust Preferred Securities having a lower Acceptance Priority Level. If the remaining Maximum Exchange Amount is not adequate to accept for exchange all of the validly tendered and not validly withdrawn Trust Preferred Securities of a particular Acceptance Priority Level, we will allocate the available Maximum Exchange Amount among the aggregate principal amount of the Trust Preferred Securities in such Acceptance Priority Level on a pro rata basis.

Our obligation to exchange depositary shares representing proportional interests in our Preferred Stock for the Trust Preferred Securities in the Exchange Offer is subject to a number of conditions that must be satisfied or waived by us, including, among others, that there has been no change or development (affecting our business or otherwise) that in our reasonable judgment may materially reduce the anticipated benefits to us of the Exchange Offer or that has had, or could reasonably be expected to have, a material adverse effect on us, our businesses, condition (financial or otherwise) or prospects, that the Registration Statement of which this Prospectus forms a part has become effective, and solely with respect to acceptance for exchange of Sky Financial IV TRUPS, that we have received reasonable assurances that the Trust Merger (as defined herein) can be completed promptly following the Expiration Date of the Exchange Offer. Our obligation to exchange is not subject to any minimum tender condition.

Important

The Trust Preferred Securities were issued in book-entry form, and are currently represented by one or more global certificates held for the account of The Depository Trust Company (“DTC”). If your securities are book-entry securities, you may tender Trust Preferred Securities by transferring them through DTC’s Automated Tender Offer Program (“ATOP”) or following the other procedures described under “The Exchange Offer—Procedures for Tendering Trust Preferred Securities.”

If you are a beneficial owner of Trust Preferred Securities that are held by or registered in the name of a bank, broker, custodian, trust company or other nominee, and you wish to participate in the Exchange Offer, you must promptly contact your bank, broker, custodian, trust company or other nominee to instruct it to tender your Trust Preferred Securities, to agree to the terms of the accompanying letter of transmittal. You are urged to instruct your bank, broker, custodian, trust company or other nominee at least five business days prior to the Expiration Date (or, if you wish to receive the Early Exchange Premium, the Early Exchange Deadline) in order to allow adequate processing time for your instruction. Tenders not received by Global Bondholder Services Corporation, the Exchange Agent for the Exchange Offer, on or prior to the Expiration Date will be disregarded and have no effect. Tenders not received by the Exchange Agent on or prior to the Early Exchange Deadline will not be eligible to receive the Early Exchange Premium.

We are not providing for guaranteed delivery procedures and therefore you must allow sufficient time for the necessary tender procedures to be completed during normal business hours of DTC prior to the Expiration Date or, if you wish to receive the Early Exchange Premium, the Early Exchange Deadline.

We are incorporating by reference into this Prospectus important business and financial information that is not included in or delivered with this Prospectus. This information is available without charge to security holders upon written or oral request. Requests should be directed to:

Investor Relations

Huntington Bancshares Incorporated

Huntington Center, HC0935

Columbus, Ohio 43287

1-614-480-5676

investor.relations@huntington.com

In order to ensure timely delivery of such documents, security holders must request this information no later than five business days before the date they must make their investment decision. Accordingly, any request for documents should be made by December 20, 2011 to ensure timely delivery of the documents prior to the Expiration Date of the Exchange Offer.

You should rely only on the information contained in or incorporated by reference into this Prospectus. We have not authorized anyone to provide you with information that is different. You should assume that the information contained in or incorporated by reference into this Prospectus is accurate only as of the date of this Prospectus or as of the date of the document incorporated by reference, as applicable. We are not making an offer of these securities in any jurisdiction where such offer is not permitted.

In this Prospectus, unless otherwise stated or the context otherwise requires, “Company,” “Huntington,” “we,” “us” and “our” refer to Huntington Bancshares Incorporated and its subsidiaries, and “Bank” refers to our only bank subsidiary, The Huntington National Bank and its subsidiaries.

Important Dates and Times

Please take note of the following important dates and times in connection with the Exchange Offer. These dates assume no further extension of the Early Exchange Deadline and no extension of the Expiration Date.

Date	Calendar Date	Event
Early Exchange Deadline	11:59 p.m., New York City time on December 27, 2011, unless further extended	The last day for holders to validly tender Trust Preferred Securities in order to be eligible to receive the full amount of the applicable Total Exchange Consideration set forth on the cover page hereof.

Expiration Date	11:59 p.m., New York City time on December 27, 2011, unless extended	The last day for holders to (i) validly tender Trust Preferred Securities in order to be eligible to receive the applicable Total Exchange Consideration (excluding, if tendered after the Early Exchange Deadline, the Early Exchange Premium) on the Settlement Date for Trust Preferred Securities accepted by us for exchange or (ii) validly withdraw tendered Trust Preferred Securities.

Settlement Date	Expected to be December 29, 2011	The day that the Trust Preferred Securities accepted for exchange in the Exchange Offer will be exchanged for the consideration described in this Prospectus.

-i-

FORWARD-LOOKING STATEMENTS

This Prospectus contains certain forward-looking statements, including certain plans, expectations, goals, projections, and statements, which are subject to numerous assumptions, risks, and uncertainties. Statements that do not describe historical or current facts, including statements about beliefs and expectations, are forward-looking statements. Forward-looking statements may be identified by words such as expect, anticipate, believe, intend, estimate, plan, target, goal, or similar expressions, or future or conditional verbs such as will, may, might, should, would, could, or similar variations.

While there is no assurance that any list of risks and uncertainties or risk factors is complete, below are certain factors which could cause actual results to differ materially from those contained or implied in the forward-looking statements:

(1) worsening of credit quality performance due to a number of factors such as the underlying value of the collateral could prove less valuable than otherwise assumed and assumed cash flows may be worse than expected;

(2) changes in economic conditions;

(3) movements in interest rates;

(4) competitive pressures on product pricing and services;

(5) success, impact, and timing of our business strategies, including market acceptance of any new products or services introduced to implement our “Fair Play” banking philosophy;

(6) changes in accounting policies and principles and the accuracy of our assumptions and estimates used to prepare our financial statements;

(7) extended disruption of vital infrastructure;

(8) the final outcome of significant litigation;

(9) the nature, extent, and timing of governmental actions and reforms, including the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), as well as future regulations which will be adopted by the relevant regulatory agencies, including the Consumer Financial Protection Bureau, to implement the Dodd-Frank Act’s provisions; and

(10) the outcome of judicial and regulatory decisions regarding practices in the residential mortgage industry, including among other things the processes followed for foreclosing residential mortgages.

Additional factors that could cause results to differ materially from those described above can be found in our Annual Report on Form 10-K for the year ended December 31, 2010, and documents subsequently filed by us with the Securities and Exchange Commission. All forward-looking statements speak only as of the date they are made and are based on information available at that time. We assume no obligation to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements were made or to reflect the occurrence of unanticipated events except as required by federal securities laws. As forward-looking statements involve significant risks and uncertainties, caution should be exercised against placing undue reliance on such statements.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission (the “SEC”). Our SEC filings are available to the public over the Internet at the SEC’s website at http://www.sec.gov. You may also read and copy any document we file with the SEC at its public reference facilities located at 100 F Street, N.E., Washington, D.C. 20549. You can also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

We hereby incorporate by reference into this Prospectus the following documents that we have filed with the SEC:

•	Our Annual Report on Form 10-K for the year ended December 31, 2010.

•	Our Quarterly Reports on Form 10-Q for the periods ended March 31, 2011, June 30, 2011 and September 30, 2011.

•

Our Current Reports on Form 8-K filed with the SEC on January 3, 2011, January 12, 2011, January 19, 2011, January 20, 2011, January 31, 2011, February 25, 2011, March 10, 2011, March 21, 2011, April 27, 2011, May 2, 2011, May 12, 2011, July 21, 2011, July 22, 2011 (as amended July 25, 2011), August 11, 2011, August 20, 2011, September 16, 2011, October 20, 2011, November 7, 2011, November 8, 2011, December 13, 2011 and December 21, 2011.

All documents that we file subsequent to the date of this Prospectus and prior to the Expiration Date (or earlier termination) of the Exchange Offer pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of filing of such documents. Information in documents that is deemed, in accordance with SEC rules, to be furnished and not filed shall not be deemed to be incorporated by reference into this Prospectus. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document, which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

You may request a copy of these filings, other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing, at no cost, by writing to us at the following address: Investor Relations, Huntington Bancshares Incorporated, Huntington Center, HC0935, Columbus, Ohio 43287. Telephone requests may also be directed to: (614) 480-5676. You may also access this information on our web site at http://www.huntington.com. No additional information on our web site is deemed to be part of or incorporated by reference in this Prospectus.

QUESTIONS AND ANSWERS ABOUT THE EXCHANGE OFFER

The following are certain questions regarding the Exchange Offer that you may have as a holder of Trust Preferred Securities and the answers to those questions. These questions and answers may not contain all of the information that is important to you and are qualified in their entirety by the more detailed information included or incorporated by reference in this Prospectus. Before deciding to exchange your Trust Preferred Securities for depositary shares representing proportional interests in our Preferred Stock, you should carefully consider the information contained in and incorporated by reference into this Prospectus, including the information set forth under the heading “Risk Factors” on page 19 of this Prospectus and the information set forth under “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2010 and our Quarterly Report on Form 10-Q for the quarter ended September 30, 2011. For further information about us, see the section of this Prospectus entitled “Where You Can Find More Information.”

What is the purpose of the Exchange Offer?

As a result of the adoption of the bank capital and liquidity standards by the Basel Committee on Banking Supervision (“BASEL III”), beginning in 2013, trust preferred securities will eventually cease to be considered Tier 1 Capital. The Exchange Offer is intended to improve our Tier 1 Capital in anticipation of BASEL III by replacing a portion of the Trust Preferred Securities with Preferred Stock, which we believe will qualify as additional Tier 1 Capital under BASEL III.

What consideration are we offering in exchange for the Trust Preferred Securities?

For each $1,000 in liquidation amount of Trust Preferred Securities tendered at or prior to the Early Exchange Deadline and accepted for exchange in accordance with the terms of the Exchange Offer, we will issue depositary shares representing proportional interests in our Preferred Stock with a liquidation preference equal to $1,000 (i.e., 40 depositary shares) and make the applicable cash payment (if any) set forth in the table on the cover of this Prospectus.

Trust Preferred Securities tendered after the Early Exchange Deadline will not be eligible for the Early Exchange Premium. Accordingly, for each $1,000 in liquidation amount of Trust Preferred Securities tendered after the Early Exchange Deadline and accepted for exchange in accordance with the terms of the Exchange Offer, we will issue depositary shares representing proportional interests in our Preferred Stock with a liquidation preference equal to only $950 (i.e., 38 depositary shares) and make the applicable cash payment (if any) set forth in the table on the cover of this Prospectus.

We will pay cash for any accumulated and unpaid distributions on any Trust Preferred Securities accepted in the Exchange Offer up to but excluding the Settlement Date (as defined herein).

What are the terms of the Preferred Stock and the related depositary shares being offered in the Exchange Offer?

Each depositary share represents a 1/40th ownership interest in a share of our Preferred Stock. Each holder of a depositary share will be entitled, through the depositary, in proportion to the applicable fraction of a share of Preferred Stock represented by such depositary share, to all the rights and preferences of the Preferred Stock represented thereby (including dividend, voting, redemption and liquidation rights).

We will pay dividends on the Preferred Stock when, as, and if declared by our board of directors or a duly authorized committee of the board. Dividends will accrue and be payable from the date of settlement of the Exchange Offer at a floating rate equal to three-month LIBOR plus a spread of 2.70%

per annum, payable quarterly, in arrears. Upon the payment of any dividends on the Preferred Stock, holders of depositary shares will receive a related proportionate payment. Dividends on the Preferred Stock will not be cumulative.

The Preferred Stock is perpetual and has no maturity date. We may redeem the Preferred Stock at our option, (i) in whole or in part, from time to time, on any dividend payment date on or after January 15, 2017 or (ii) in whole but not in part, at any time following a regulatory capital treatment event (as defined herein), in each case, at a redemption price equal to $1,000 per share (equivalent to $25 per depositary share), plus any declared and unpaid dividends and, in the case of a redemption following a regulatory capital treatment event, the pro rated portion of dividends, whether or not declared, for the dividend period in which such redemption occurs. If we redeem the Preferred Stock, the depositary will redeem a proportional number of depositary shares. Neither the holders of Preferred Stock nor holders of depositary shares will have the right to require the redemption or repurchase of the Preferred Stock. Any redemption of the Preferred Stock is subject to our receipt of any required prior approval by the Federal Reserve.

The Preferred Stock and depositary shares do not have voting rights, except with respect to authorizing or increasing the authorized amount of senior stock, certain changes in the terms of the Preferred Stock and in the case of certain dividend non-payments. See “Description of the Preferred Stock—Voting Rights” below. Holders of depositary shares must act through the depositary to exercise any voting rights, as described under “Description of the Depositary Shares—Voting the Preferred Stock” below.

See “Description of the Preferred Stock” and “Description of the Depositary Shares” below for a description of the terms of the Preferred Stock and the depositary shares.

Will all Trust Preferred Securities that I tender be accepted in the Exchange Offer?

Not necessarily. We will not accept for exchange Trust Preferred Securities with an aggregate liquidation amount that exceeds the Maximum Exchange Amount of $300,000,000. If the aggregate liquidation amount of all Trust Preferred Securities tendered in the Exchange Offer exceeds the Maximum Exchange Amount, we will, subject to the terms and conditions of the Exchange Offer, accept for exchange the Trust Preferred Securities tendered in the Exchange Offer in accordance with their Acceptance Priority Levels as set forth on the table on the cover of this Prospectus, with Level 1 being the highest priority level. We will, subject to the terms and conditions of the Exchange Offer, accept all Trust Preferred Securities tendered in the Exchange Offer having a higher Acceptance Priority Level before we accept any tendered Trust Preferred Securities having a lower Acceptance Priority Level. If the remaining Maximum Exchange Amount is not adequate to accept for exchange all of the validly tendered and not validly withdrawn Trust Preferred Securities of a particular Acceptance Priority Level, we will allocate the available Maximum Exchange Amount among the aggregate principal amount of the Trust Preferred Securities in such Acceptance Priority Level on a pro rata basis.

See “The Exchange Offer—Acceptance Priority Levels; Prorationing.”

What are the key terms applicable to the Exchange Offer?

The Exchange Offer will expire at 11:59 pm., New York City time on December 27, 2011, unless extended or earlier terminated by us. In order to receive the Early Exchange Premium, holders must tender by 11:59 p.m., New York City time, on December 27, 2011, unless that deadline is further extended by us.

You may withdraw any Trust Preferred Securities that you previously tendered in the Exchange Offer on or prior to the Expiration Date of the Exchange Offer.

Our obligation to exchange depositary shares representing proportional interests in our Preferred Stock for Trust Preferred Securities in the Exchange Offer is subject to a number of conditions that must be satisfied or waived by us, including, among others, (i) that there has been no change or development (affecting our business or otherwise) that in our reasonable judgment may materially reduce the anticipated benefits to us of the Exchange Offer or that has had, or could reasonably be expected to have, a material adverse effect on us, our businesses, condition (financial or otherwise) or prospects, (ii) that the Registration Statement of which this Prospectus forms a part has become effective and (iii) solely with respect to the acceptance for exchange of Sky Financial IV TRUPS, that we have received reasonable assurances that the Trust Merger can be completed promptly following the Expiration Date of the Exchange Offer. Our obligation to exchange is not subject to any minimum tender condition.

Trust Preferred Securities not exchanged in the Exchange Offer will remain outstanding after consummation of the Exchange Offer or, in the case of the Sky Financial IV TRUPS, promptly following consummation of the Exchange Offer will be converted into trust preferred securities with substantially identical terms. We currently intend to acquire the debt underlying any Trust Preferred Securities accepted for exchange in the Exchange Offer and deliver that debt to the applicable trustee for cancellation. See “The Exchange Offer—Acceptance Priority Levels; Prorationing.”

How do I participate in the Exchange Offer?

The Trust Preferred Securities were issued in book-entry form, and are all currently represented by one or more global certificates held for the account of DTC. You may tender your Trust Preferred Securities by transferring them through ATOP or following the other procedures described under “The Exchange Offer—Procedures for Tendering Trust Preferred Securities.”

If you hold your Trust Preferred Securities through a bank, broker, custodian, trust company or other nominee, in order to validly tender your Trust Preferred Securities in the Exchange Offer, you must follow the instructions provided by your bank, broker, custodian, trust company or other nominee with regard to procedures for tendering, in order to enable your bank, broker, custodian, trust company or other nominee to comply with the procedures described below. Beneficial owners are urged to appropriately instruct their bank, broker, custodian, trust company or other nominee at least five business days prior to the Expiration Date in order to allow adequate processing time for their instruction.

In order for a bank, broker, custodian, trust company or other nominee to validly tender your Trust Preferred Securities in the Exchange Offer, such bank, broker, custodian, trust company or other nominee must deliver to the Exchange Agent an electronic message that will contain:

•	your acknowledgment and agreement to, and agreement to be bound by, the terms of the accompanying letter of transmittal; and

•	a timely confirmation of book-entry transfer of your Trust Preferred Securities into the Exchange Agent’s account.

Should you have any questions as to the procedures for tendering your Trust Preferred Securities, please call your bank, broker, custodian, trust company or other nominee; or call the Information Agent, Global Bondholder Services Corporation, at 866-612-1500.

We are not providing for guaranteed delivery procedures and therefore you must allow sufficient time for the necessary tender procedures to be completed during normal business hours of DTC on or prior to the Expiration Date or, if you wish to receive the Early Exchange Premium, the Early Exchange Deadline. If you hold your Trust Preferred Securities through a bank, broker, custodian, trust company or other nominee, you should keep in mind that such entity may require you to take action with respect to the Exchange Offer a number of days before the Expiration Date in order for such entity to tender Trust Preferred Securities on your behalf on or prior to the Expiration Date. Tenders not received by the Exchange Agent on or prior to the Expiration Date will be disregarded and have no effect. Tenders not received by the Exchange Agent on or prior to the Early Exchange Deadline will not be eligible to receive the Early Exchange Premium.

See “The Exchange Offer—Procedures for Tendering Trust Preferred Securities.”

May I tender only a portion of the Trust Preferred Securities that I hold?

Yes. You do not have to tender all of your Trust Preferred Securities to participate in the Exchange Offer.

Is Huntington making a recommendation regarding whether I should tender in the Exchange Offer?

No, we are not making any recommendation regarding whether you should tender or refrain from tendering a portion of your Trust Preferred Securities in the Exchange Offer. Accordingly, you must make your own determination as to whether to tender your Trust Preferred Securities in the Exchange Offer and, if so, the number of Trust Preferred Securities to tender. Before making your decision, we urge you to carefully read this Prospectus in its entirety, including the information set forth in the section of this Prospectus entitled “Risk Factors,” and the documents incorporated by reference into this Prospectus.

How do I withdraw previously tendered Trust Preferred Securities?

To withdraw previously tendered Trust Preferred Securities, you must comply with the appropriate procedures prior to the Expiration Date. For more information regarding the procedures for withdrawing tendered Trust Preferred Securities, see “The Exchange Offer—Procedures for Tendering Trust Preferred Securities—Withdrawal of Tenders.”

Under what circumstances can the Exchange Offer be extended, amended or terminated?

We do not intend to extend or amend the Exchange Offer. However, we reserve the right to extend the Exchange Offer for any reason or no reason at all. We also expressly reserve the right, at any time or from time to time, to amend the terms of the Exchange Offer in any respect prior to the Expiration Date. If the Exchange Offer is terminated, no Trust Preferred Securities will be accepted for exchange and any Trust Preferred Securities that have been tendered will be returned to the holder promptly after the termination. For more information regarding our right to extend, amend or terminate the Exchange Offer, see “The Exchange Offer—Expiration Date; Extension; Termination; Amendment.”

How will I be notified if the Exchange Offer is extended, amended or terminated?

If the Exchange Offer is extended, amended or terminated, we will issue a timely public announcement. For more information regarding notification of extensions, amendments or the termination of the Exchange Offer, see “The Exchange Offer—Expiration Date; Extension; Termination; Amendment.”

Who can I talk to if I have questions?

If you have questions regarding the Exchange Offer, please contact the Dealer Manager at the address and telephone number set out on the back cover of this Prospectus or the Information Agent listed below.

Global Bondholder Services Corporation

65 Broadway, Suite 404

New York, New York 10006

Banks and Brokers, Call Collect:

(212) 430-3774

All Others Call Toll-Free:

(866) 612-1500

SUMMARY

The following summary highlights material information contained in this Prospectus. It may not contain all of the information that is important to you and is qualified in its entirety by the more detailed information included or incorporated by reference in this Prospectus. Before deciding to exchange your securities for depositary shares representing proportional interests in our Preferred Stock, you should carefully consider the information contained in and incorporated by reference in this Prospectus, including the information set forth under the heading “Risk Factors” on page 19 of this Prospectus and the information set forth under “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2010 and our Quarterly Report on Form 10-Q for the quarter ended September 30, 2011.

The Company and the Trusts

We are a multi-state diversified financial holding company organized under Maryland law in 1966 and headquartered in Columbus, Ohio. Through our subsidiaries, including our bank subsidiary, The Huntington National Bank, organized in 1866, we provide full-service commercial and consumer banking services, mortgage banking services, automobile financing, equipment leasing, investment management, trust services, brokerage services, customized insurance service programs, and other financial products and services.

At September 30, 2011, we had, on a consolidated basis, total assets of approximately $54,978,707,000, total deposits of approximately $43,219,727,000 and stockholders’ equity of approximately $5,400,479,000. For more information about Huntington, please see our Annual Report on Form 10-K for the year ended December 31, 2010 and our Quarterly Report on Form 10-Q for the quarter ended September 30, 2011.

Our principal executive office is located at Huntington Center, 41 South High Street, Columbus, Ohio 43287, telephone number: (614) 480-8300.

Huntington Capital I

Huntington Capital I is a statutory trust formed under Delaware law pursuant to a Declaration of Trust signed by Huntington, as sponsor of Huntington Capital I, and the Delaware trustee and the filing of a Certificate of Trust with the Delaware Secretary of State on January 24, 1997. The Declaration of Trust was amended and restated in its entirety on January 31, 1997, and was amended as of September 28, 2007. Huntington holds all of the common securities of Huntington Capital I, in an aggregate liquidation amount equal to $6,186,000.

Huntington Capital II

Huntington Capital II is a statutory trust formed under Delaware law pursuant to a Declaration of Trust signed by Huntington, as sponsor of Huntington Capital II, and the Delaware trustee and the filing of a Certificate of Trust with the Delaware Secretary of State on May 21,1998. The Declaration of Trust was amended and restated in its entirety on June 12, 1998, and was amended as of September 28, 2007. Huntington holds all of the common securities of Huntington Capital II, in an aggregate liquidation amount equal to $3,093,000.

Sky Financial Capital Trust III

Sky Financial Capital Trust III is a statutory trust formed under Delaware law pursuant to a Declaration of Trust signed by Sky Financial Group, Inc., an Ohio corporation that Huntington acquired pursuant to an agreement and plan of merger effective July 2, 2007, as sponsor of Sky Financial Capital Trust III, and the Delaware trustee and the filing of a Certificate of Trust with the Delaware Secretary of State on April 4, 2006. The Declaration of Trust was amended and restated in its entirety on April 6, 2006. Huntington holds all of the common securities of Sky Financial Capital Trust III, in an aggregate liquidation amount equal to $2,320,000.

Sky Financial Capital Trust IV

Sky Financial Capital Trust IV is a statutory trust formed under Delaware law pursuant to a Declaration of Trust signed by Sky Financial Group, Inc., an Ohio corporation that Huntington acquired pursuant to an agreement and plan of merger effective July 2, 2007, as sponsor of Sky Financial Capital Trust IV, and the Delaware trustee and the filing of a Certificate of Trust with the Delaware Secretary of State on June 28, 2006. The Declaration of Trust was amended and restated in its entirety on June 30, 2006. Huntington holds all of the common securities of Sky Financial Capital Trust IV, in an aggregate liquidation amount equal to $2,320,000.

Trust Merger; Exchange of Acquired Trust Preferred Securities for Underlying Debentures and Cancellation of those Debentures

Promptly following the consummation of the Exchange Offer we plan to merge the issuer of the Sky Financial IV TRUPS into a newly created Delaware statutory trust as permitted by the terms of the Trust’s governing documents (the “Trust Merger”). In connection with the Trust Merger, the applicable Trust Preferred Securities we acquire in the Exchange Offer will be exchanged for an equivalent aggregate principal amount of underlying debentures of the applicable series which we will then submit for cancellation by the indenture trustee under the applicable indenture, and all such Trust Preferred Securities not acquired by us in the Exchange Offer will be converted into trust preferred securities of the applicable new trust with terms substantially identical to the terms of Sky Financial Capital Trust IV. The Trust Merger will not adversely affect the rights of the holders of any of the applicable series of Trust Preferred Securities.

We will not effect trust mergers for any of Huntington Capital I, Huntington Capital II and Sky Financial Capital Trust III. Pursuant to the governing documents for each of those trusts, we will exchange the Trust Preferred Securities that we acquire in the Exchange Offer for an equivalent aggregate principal amount of underlying debentures of the applicable series, which we will then submit for cancellation by the indenture trustee under the applicable indenture.

Summary Terms of the Exchange Offer

Overview	Upon the terms and subject to the conditions of the Exchange Offer, we are offering to exchange up to $300 million in aggregate liquidation amount of Trust Preferred Securities for the consideration described in the table on the cover of this Prospectus.

Consideration	For each $1,000 in liquidation amount of Trust Preferred Securities tendered at or prior to the Early Exchange Deadline and accepted for exchange in accordance with the terms of the Exchange Offer, we will issue depositary shares representing proportional interests in our Preferred Stock with a liquidation preference equal to $1,000 (i.e., 40 depositary shares) and make the applicable cash payment (if any) set forth in the table on the cover of this Prospectus.

Trust Preferred Securities tendered after the Early Exchange Deadline will not be eligible for the Early Exchange Premium. Accordingly, for each $1,000 in liquidation amount of Trust Preferred Securities tendered after the Early Exchange Deadline and accepted for exchange in accordance with the terms of the Exchange Offer, we will issue depositary shares representing proportional interests in our Preferred Stock with a liquidation preference equal to only $950 (i.e., 38 depositary shares) and make the applicable cash payment (if any) set forth in the table on the cover of this Prospectus.

We will pay cash for any accumulated and unpaid distributions on any Trust Preferred Securities accepted in the Exchange Offer up to but excluding the date of settlement of the Exchange Offer.

Proration	We will not accept for exchange Trust Preferred Securities with an aggregate liquidation amount that exceeds the Maximum Exchange Amount of $300,000,000. If the aggregate liquidation amount of all Trust Preferred Securities tendered in the Exchange Offer exceeds the Maximum Exchange Amount, we will, subject to the terms and conditions of the Exchange Offer, accept for exchange the Trust Preferred Securities tendered in the Exchange Offer in accordance with their Acceptance Priority Levels as set forth on the table on the cover of this Prospectus, with Level 1 being the highest priority level. We will, subject to the terms and conditions of the Exchange Offer, accept all Trust Preferred Securities tendered in the Exchange Offer having a higher Acceptance Priority Level before we accept any tendered Trust Preferred Securities having a lower Acceptance Priority Level. If the remaining Maximum Exchange Amount is not adequate to accept for exchange all of the validly tendered and not validly withdrawn Trust Preferred Securities of a particular Acceptance Priority Level, we will allocate the available Maximum Exchange Amount among the aggregate principal amount of the Trust Preferred Securities in such Acceptance Level on a pro rata basis.

All Trust Preferred Securities with Acceptance Priority Level 1 that are validly tendered will be accepted for exchange, without prorationing.

In the event that prorationing of a series of Trust Preferred Securities is required, we will determine the final prorationing factor promptly after the Expiration Date and will announce the results of prorationing by press release. In applying the prorationing factor, we will multiply the amount of each tender by the prorationing factor and round the resultant amount down to the nearest authorized denomination for the applicable series of Trust Preferred Securities. You may also obtain this information from the Information Agent or the Dealer Manager after we have made the determination. In the event that any of your Trust Preferred Securities are not accepted for exchange due to prorationing, we will promptly return those Trust Preferred Securities to you.

Purpose of the Exchange Offer	The purpose of the Exchange Offer is to increase the proportion of our capital that qualifies as Tier 1 Capital in anticipation of new standards adopted in BASEL III.

Expiration Date	The Exchange Offer will expire at 11:59 p.m., New York City time, on December 27, 2011, unless the Exchange Offer is extended or earlier terminated by us. The term “Expiration Date” means such date and time or, if the Exchange Offer is extended, the latest date and time to which the Exchange Offer is so extended.

Early Exchange Deadline	In order to be eligible to receive the Early Exchange Premium, holders must tender by 11:59 p.m., New York City time, on December 27, 2011 (such date and time, unless further extended, the “Early Exchange Deadline”).

Settlement Date	The settlement date with respect to the Exchange Offer will be a date promptly following the Expiration Date. We currently expect the settlement date to be two trading days after the Expiration Date.

Withdrawal Rights	You may withdraw previously tendered Trust Preferred Securities at any time before the Expiration Date of the Exchange Offer. In addition, you may withdraw any Trust Preferred Securities that you tender that are not accepted by us for exchange after January 26, 2012. Any securities tendered prior to the Early Exchange Premium Deadline and subsequently withdrawn will not be eligible for the Early Exchange Premium if re-tendered into the Exchange Offer after the Early Exchange Deadline. See “The Exchange Offer—Procedures for Tendering Trust Preferred Securities—Withdrawal of Tenders.”

Conditions to the Exchange Offer

Our obligation to exchange depositary shares representing proportional interests in our Preferred Stock for Trust Preferred Securities in the Exchange Offer is subject to a number of conditions that must be satisfied or waived by us, including, among others, that there has been no change or development (affecting our business or otherwise) that in our reasonable judgment may materially reduce the anticipated benefits to us of the Exchange Offer or that has had, or could reasonably be expected to have, a material adverse effect on us, our businesses, condition (financial or otherwise) or prospects, that the Registration Statement of which this Prospectus forms a part has become effective and, solely with respect to the Sky Financial IV TRUPS, that we have received reasonable assurances that the Trust Merger can be completed promptly following the Expiration Date. Our obligation to exchange is not subject to any minimum tender condition. See “The Exchange Offer—Conditions of the Exchange Offer.”

Extensions; Waivers and Amendments; Termination	Subject to applicable law, we reserve the right to (1) extend the Exchange Offer; (2) waive any and all conditions to or amend the Exchange Offer in any respect; or (3) terminate the Exchange Offer. Any extension, waiver, amendment or termination will be followed as promptly as practicable by a public announcement thereof, such announcement in the case of an extension to be issued no later than 9:00 a.m., New York City time, on the next business day after the last previously scheduled Expiration Date. See “The Exchange Offer—Expiration Date; Extension; Termination; Amendment.”

Procedures for Tendering Trust Preferred Securities	All of the Trust Preferred Securities were issued in book-entry form, and are all currently represented by one or more global certificates held for the account of DTC. You may tender your Trust Preferred Securities by transferring them through ATOP or following the other procedures described under “The Exchange Offer—Procedures for Tendering Trust Preferred Securities.”

If you hold your Trust Preferred Securities through a bank, broker, custodian, trust company or other nominee, in order to validly tender your Trust Preferred Securities in the Exchange Offer, you must follow the instructions provided by your bank, broker, custodian, trust company or other nominee with regard to procedures for tendering, in order to enable your bank, broker, custodian, trust company or other nominee to comply with the procedures described below.

Beneficial owners are urged to instruct appropriately their bank, broker, custodian, trust company or other nominee at least five business days prior to the Expiration Date (or, if they wish to receive the Early Exchange Premium, the Early Exchange Deadline) in order to allow adequate processing time for their instruction.

In order for a bank, broker, custodian, trust company or other nominee to validly tender your Trust Preferred Securities in the Exchange Offer, such bank, broker, custodian, trust company or other nominee must deliver to the Exchange Agent an electronic message that will contain:

•	your acknowledgment and agreement to, and agreement to be bound by, the terms of the accompanying letter of transmittal; and

•	a timely confirmation of book-entry transfer of your Trust Preferred Securities into the Exchange Agent’s account.

You may obtain copies of the required form of the letter of transmittal from the Exchange Agent.

We are not providing for guaranteed delivery procedures and therefore you must allow sufficient time for the necessary tender procedures to be completed during normal business hours of DTC on or prior to the Expiration Date or, if you wish to receive the Early Exchange Premium, the Early Exchange Deadline.

If you hold your Trust Preferred Securities through a bank, broker, custodian, trust company or other nominee, you should keep in mind that such entity may require you to take action with respect to the exchange offer a number of days before the Expiration Date in order for such entity to tender Trust Preferred Securities on your behalf on or prior to the Expiration Date or, if you wish to receive the Early Exchange Premium, the Early Exchange Deadline. Tenders not received by the Exchange Agent on or prior to the Expiration Date will be disregarded and have no effect. Tenders not received by the Exchange Agent on or prior to the Early Exchange Deadline will not be eligible to receive the Early Exchange Premium.

See “The Exchange Offer—Procedures for Tendering Trust Preferred Securities.”

United States Federal Income Tax Considerations	Your exchange of Trust Preferred Securities for depositary shares representing proportional interests in our Preferred Stock pursuant to the Exchange Offer generally should be treated as a recapitalization for U.S. federal income tax purposes. Therefore, except with respect to any cash payment, any payment with respect to accumulated but unpaid distributions on the Trust Preferred Securities and depositary shares attributable to the Early Exchange Premium, you should not recognize any gain or loss upon consummation of the Exchange Offer. See “Material U.S. Federal Income Tax Consequences.”

Consequences of Failure to Exchange Trust Preferred Securities	Trust Preferred Securities not exchanged in the Exchange Offer will remain outstanding after consummation of the Exchange Offer or, in the case of the Sky Financial IV TRUPS, promptly following consummation of the Exchange Offer will be converted into trust preferred securities with substantially identical terms. We currently intend to acquire the debt underlying any Trust Preferred Securities accepted for exchange in the Exchange Offer and deliver that debt to the applicable trustee for cancellation. As a result, the number of Trust Preferred Securities of any series available for trading may be substantially reduced, and this may have a significant and adverse effect on the liquidity of any trading market for, and the price of, the Trust Preferred Securities of that series not exchanged in the Exchange Offer and may result in the Trust Preferred Securities of that series being less liquid for an indefinite period of time.

Comparison of the Rights of our Preferred Stock and the Trust Preferred Securities	There are material differences between the rights of a holder of our Preferred Stock and a holder of the Trust Preferred Securities. See “Comparison of Rights Between Trust Preferred Securities and the Depositary Shares Representing Proportional Interests in the Preferred Stock.”

Appraisal/Dissenters’ Rights	No appraisal or dissenters’ rights are available to holders of Trust Preferred Securities under applicable law in connection with the Exchange Offer.

Market Trading	The depositary shares representing proportional interests in our Preferred Stock and our Preferred Stock are new issuances and are not currently listed or quoted for trading. We plan to apply for the listing of the depositary shares representing proportional interests in our Preferred Stock on the NASDAQ or another national securities exchange if the conditions for listing are met. The Trust Preferred Securities are not listed or quoted for trading on any securities exchange.

Brokerage Commissions	No brokerage commissions are payable by the holders of the Trust Preferred Securities to the Dealer Manager, the Exchange Agent, the Information Agent or us.

Dealer Manager	Goldman, Sachs & Co.

Information Agent and Exchange Agent	Global Bondholder Services Corporation.

Further Information	If you have questions about any of the terms of the Exchange Offer, please contact the Dealer Manager or the Information Agent. If you have questions regarding the procedures for tendering your Trust Preferred Securities, please contact the Information Agent. The contact information for the Dealer Manager, Information Agent and the Exchange Agent are set forth on the back cover of this Prospectus.

As required by the Securities Act of 1933, as amended, Huntington filed a registration statement relating to the Exchange Offer with the Securities and Exchange Commission. This document is a part of that registration statement, which includes additional information.

See also “Where You Can Find More Information.”

The Depositary Shares and the Preferred Shares

Issuer	Huntington Bancshares Incorporated, a Maryland corporation.

Securities Offered for Exchange	12,000,000 depositary shares each representing a 1/40th ownership interest in a share of Preferred Stock. Each holder of a depositary share will be entitled, through the depositary, in proportion to the applicable fraction of a share of Preferred Stock represented by such depositary share, to all the rights and preferences of the Preferred Stock represented thereby (including dividend, voting, redemption and liquidation rights).

Dividends	We will pay dividends on the Preferred Stock when, as, and if authorized by our board of directors or a duly authorized committee of the board and declared by us. Dividends will accrue and be payable from the date of settlement of the Exchange Offer at a floating rate equal to three-month LIBOR plus a spread of 2.70% per annum, payable quarterly, in arrears. Upon the payment of any dividends on the Preferred Stock holders of depositary shares will receive a related proportionate payment.

Dividends on the Preferred Stock will be non-cumulative. If for any reason our board of directors does not authorize and we do not declare full cash dividends on the Preferred Stock for a quarterly dividend period, we will have no obligation to pay any dividends for that period, whether or not our board of directors authorizes and we declare dividends on the Preferred Stock for any subsequent dividend period.

Dividend Stopper	With certain limited exceptions, if we have not declared and paid or set aside for payment full quarterly dividends on the Preferred Stock for a particular dividend period, we may not declare or pay dividends on, or redeem, purchase or acquire, our common stock or other junior securities during the next succeeding dividend period.

Dividend Payment Dates	January 15, April 15, July 15 and October 15 of each year (or the following business day if such date is not a business day), commencing on January 15, 2012.

Redemption

The Preferred Stock is perpetual and has no maturity date. We may redeem the Preferred Stock at our option, (i) in whole or in part, from time to time, on any dividend payment date on or after January 15, 2017 or (ii) in whole but not in part, at any time following a regulatory capital treatment event (as defined herein), at a redemption price equal to $1,000 per share (equivalent to $25 per depositary share), plus any declared and unpaid dividends and, in the case of a redemption following a regulatory capital treatment event, the pro rated portion of dividends, whether or not declared, for the dividend period in which such redemption occurs. If we redeem the Preferred Stock, the depositary will redeem a proportional number of depositary shares. Neither the holders of Preferred Stock nor holders of depositary shares will have the right to require the redemption or repurchase of the Preferred Stock.

Any redemption of the Preferred Stock is subject to our receipt of any required prior approval by the Federal Reserve and to the satisfaction of any conditions set forth in the capital guidelines or regulations of the Federal Reserve applicable to redemption of the Preferred Stock.

Liquidation Rights	Upon our voluntary or involuntary liquidation, dissolution or winding-up, holders of the Preferred Stock will be entitled to receive, out of our assets that are legally available for distribution to stockholders, before any distribution is made to holders of our common stock or other junior securities, a liquidating distribution in the amount of $1,000 per share of the Preferred Stock plus any declared and unpaid dividends, without accumulation of any undeclared dividends. Distributions will be made pro rata as to the Preferred Stock and any other parity securities and only to the extent of our assets, if any, that are available after satisfaction of all liabilities to creditors.

Voting Rights	Holders of the Preferred Stock will have no voting rights, except with respect to certain fundamental changes in the terms of the Preferred Stock and certain other matters. In addition, if dividends on the Preferred Stock are not paid in full for six dividend periods, whether consecutive or not, the holders of the Preferred Stock, acting as a class with any other parity securities having similar voting rights, will have the right to elect two directors to our board. The terms of office of these directors will end when we have paid or set aside for payment full quarterly dividends for four consecutive dividend periods. See “Description of the Preferred Stock—Voting Rights.”

Ranking	The Preferred Stock will rank, with respect to the payment of dividends and distributions upon liquidation, dissolution or winding-up, senior to our common stock and each other class or series of preferred stock we may issue in the future the terms of which do not expressly provide that it ranks on a parity with or senior to the Preferred Stock as to dividend rights and rights on liquidation, winding-up and dissolution of Huntington Bancshares Incorporated. The Preferred Stock will rank on a parity with our 8.50% Series A Non-Cumulative Perpetual Convertible Preferred Stock, par value of $0.01 and liquidation value per share of $1,000 and each class or series of preferred stock we may issue in the future the terms of which expressly provide that such class or series will rank on a parity with the Preferred Stock as to dividend rights and rights on liquidation, winding up and dissolution of Huntington Bancshares Incorporated.

No Maturity	Perpetual.

Preemptive and Conversion Rights	None.

Calculation Agent	The Bank of New York Mellon Trust Company, N.A.

Depositary	Mellon Investor Services LLC (operating with the service name BNY Mellon Shareowner Services).

Transfer Agent, Registrar and Paying Agent	Mellon Investor Services LLC (operating with the service name BNY Mellon Shareowner Services).

RISK FACTORS

You should carefully consider the risks described below and all of the information contained and incorporated by reference in this Prospectus before you decide whether to participate in the Exchange Offer. In particular, you should carefully consider, among other things, the matters discussed below and under “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2010 and our Quarterly Report on Form 10-Q for the quarter ended September 30, 2011.

Risks Related to the Preferred Stock and the Related Depositary Shares

You are making an investment decision about the depositary shares as well as our Preferred Stock.

As described in this Prospectus, we are issuing depositary shares representing proportional interests in shares of our Preferred Stock. The depositary will rely solely on the dividend payments on the Preferred Stock it receives from us to fund all dividend payments on the depositary shares. You should review carefully the information in this Prospectus regarding our depositary shares and Preferred Stock.

The Preferred Stock is an equity security and is subordinate to our existing and future indebtedness.

The shares of Preferred Stock are our equity interests and do not constitute indebtedness. This means that the Preferred Stock will rank junior to all of our indebtedness and to other non-equity claims on us and our assets available to satisfy claims on us, including claims in our liquidation. Our existing and future indebtedness may restrict payment of dividends on the Preferred Stock. Additionally, unlike indebtedness, where principal and interest customarily are payable on specified due dates, in the case of preferred stock like the Preferred Stock, (1) dividends are payable only if authorized by our board of directors or a duly authorized committee of the board of directors and declared by us and (2) as a corporation, we are subject to restrictions on dividend payments and redemption payments out of lawfully available assets. Upon liquidation, holders of our debt securities and shares of any senior preferred stock and lenders with respect to other borrowings will receive distributions of our available assets prior to the holders of our Preferred Stock. Further, the Preferred Stock places no restrictions on our business or operations or on our ability to incur indebtedness or engage in any transactions, subject only to the limited voting rights referred to below under “—Holders of the Preferred Stock will have limited voting rights.”

Dividends on the Preferred Stock are discretionary and non-cumulative.

Dividends on the Preferred Stock are discretionary and non-cumulative. Consequently, if our board of directors or a duly authorized committee of our board of directors does not authorize and we do not declare a dividend for any dividend period prior to the related dividend payment date, holders of the Preferred Stock would not be entitled to receive a dividend for that dividend period, and the unpaid dividend will cease to accrue and be payable. We will have no obligation to pay dividends accumulated for a dividend period after the dividend payment date for that period if our board of directors or a duly authorized committee of our board of directors has not authorized and we have not declared a dividend before the related dividend payment date, whether or not dividends on the Preferred Stock or any other series of our preferred stock or our common stock are authorized and declared for any future dividend period.

Investors should not expect us to redeem the Preferred Stock on the date it becomes redeemable at our election or on any particular date after it becomes redeemable at our election.

The Preferred Stock is a perpetual equity security. This means that it has no maturity or mandatory redemption date and is not redeemable at the option of investors, including the holders of the depositary shares issuable in this Exchange Offer. The Preferred Stock may be redeemed by us at our option, either in whole or in part, on any dividend payment date on or after January 15, 2017 or upon the occurrence of certain regulatory events, each as described below under “Description of the Preferred Stock—Redemption.” Any decision we may make at any time to propose a redemption of the Preferred Stock will depend upon, among other things, our evaluation of our capital position, the composition of our stockholders’ equity, applicable law and general market conditions at that time.

Our right to redeem the Preferred Stock is subject to limitations. Under the Federal Reserve Board’s risk-based capital guidelines applicable to bank holding companies, any redemption of the Preferred Stock is subject to prior approval of the Federal Reserve Board. We cannot assure you that the Federal Reserve Board will approve any redemption of the Preferred Stock that we may propose.

If we are deferring payments on our outstanding junior subordinated notes or are in default under the indentures governing those securities, we will be prohibited from making distributions on or redeeming the Preferred Stock.

The terms of our outstanding junior subordinated notes prohibit us from declaring or paying any dividends or distributions on our preferred stock, including the Preferred Stock, or redeeming, purchasing, acquiring, or making a liquidation payment on the Preferred Stock, if an event of default under the indenture governing those junior subordinated notes has occurred and is continuing or at any time when we have deferred payment of interest on those junior subordinated notes.

Holders of the Preferred Stock will have limited voting rights.

Holders of the Preferred Stock will have no voting rights with respect to matters that generally require the approval of voting stockholders. Holders of the Preferred Stock will have voting rights only as specifically required by the terms of the Preferred Stock, as described below under “Description of the Preferred Stock—Voting Rights.” Holders of depositary shares must act through the depositary to exercise any voting rights of the Preferred Stock.

Our ability to pay dividends depends upon the results of operations of our subsidiaries.

We are a holding company and conduct substantially all of our operations through subsidiaries. As a result, our ability to make dividend payments on the Preferred Stock will depend primarily upon the receipt of dividends and other distributions from our subsidiaries. For the nine-month period ended September 30, 2011 and for the year ended December 31, 2010, the Bank did not pay any cash dividends to us. Various legal limitations restrict the extent to which our subsidiaries may extend credit, pay dividends or other funds or otherwise engage in transactions with us or some of our other subsidiaries. In addition, our right to participate in any distribution of assets from any subsidiary, upon the subsidiary’s liquidation or otherwise, is subject to the prior claims of creditors of that subsidiary, except to the extent that we are recognized as a creditor of that subsidiary. As a result, the Preferred Stock will be effectively subordinated to all existing and future liabilities of our subsidiaries. You should look only to the assets of Huntington as the source of payment for the Preferred Stock.

An active trading market for the Preferred Stock and the related depositary shares does not exist and may not develop and the market price and liquidity of the depositary shares may be adversely affected.

The Preferred Stock and the related depositary shares are new issues of securities with no established trading market. We plan to apply for the listing of the depositary shares representing proportional interests in our Preferred Stock on the NASDAQ or another national securities exchange. However, we cannot be certain that the depositary shares will qualify for listing. If they do not qualify for listing, or if an active trading market does not develop, you may have difficulty selling any of the depositary shares representing proportional interests in our Preferred Stock that you receive in this Exchange Offer. We cannot predict the extent to which investor interest in the depositary shares will lead to the development of an active trading market on the NASDAQ, any other national securities exchange or otherwise, or how liquid that market might become. If an active, liquid market does not develop for the depositary shares, the market price and liquidity of the depositary shares may be adversely affected.

Additional issuances of preferred stock or securities convertible into preferred stock may further dilute existing holders of our Preferred Stock.

We may, in the future, determine that it is advisable, or we may encounter circumstances where we determine it is necessary, to issue additional shares of preferred stock, securities convertible into or exchangeable for shares of preferred stock, or preferred stock-equivalent securities to fund strategic initiatives or other business needs or to build additional capital. Our board of directors is authorized to cause us to issue one or more classes or series of preferred stock from time to time without any action on the part of the stockholders. Our board of directors also has the power, without stockholder approval, to set the terms of any such classes or series of preferred stock that may be issued, including voting rights, dividend rights, and preferences over our Preferred Stock with respect to dividends or upon our dissolution, winding up and liquidation and other terms. Though the approval of a majority of the holders of Preferred Stock will be needed to issue any equity security ranking above the Preferred Stock, if we issue preferred stock in the future that have a preference over our Preferred Stock with respect to the payment of dividends or upon liquidation, or if we issue preferred stock with voting rights that dilute the voting power of the Preferred Stock, the rights of holders of our Preferred Stock or the market price of our Preferred Stock could be adversely affected. The market price of our Preferred Stock could decline as a result of this offering or other offerings, as well as other sales of a large block of shares of our Preferred Stock or similar securities in the market thereafter, or the perception that such sales could occur. We may need to increase our authorized capital in order to raise such equity capital.

Holders of Trust Preferred Securities whose securities are accepted in the Exchange Offer will be giving up their right to future distributions on those Trust Preferred Securities.

If your Trust Preferred Securities are tendered and accepted for exchange in the Exchange Offer, you will be giving up your right to any future distributions on your Trust Preferred Securities. We have no obligation to pay, and may not be permitted to pay, dividends on our Preferred Stock in the future. By participating in the Exchange Offer, holders of Trust Preferred Securities are giving up their right to receive distributions on their tendered Trust Preferred Securities.

Additional Risks Related to the Exchange Offer

We may fail to realize all of the anticipated benefits of the Exchange Offer.

The primary goal of the Exchange Offer is to increase the amount of our capital that qualifies as Tier 1 Capital under BASEL III. We believe that higher levels of Tier 1 Capital will enhance our standing with our Federal banking regulators and improve market and public perception of our financial strength. If there is not a significant response to the Exchange Offer, it may impact our ability to reach our intended Tier 1 Capital levels upon the phase out of trust preferred securities as Tier 1 Capital. Additionally, further changes may be made to either BASEL III or any other laws, regulations or standards regarding capital standards to which we are subject which could reduce the desirability of the Preferred Stock.

We have not obtained a third-party determination that the terms of the Exchange Offer are fair to holders of the Trust Preferred Securities.

We are not making a recommendation as to whether you should exchange your Trust Preferred Securities in the Exchange Offer. We have not retained, and do not intend to retain, any unaffiliated representative to act solely on behalf of the holders of the Trust Preferred Securities for purposes of negotiating the Exchange Offer or preparing a report concerning the fairness of the Exchange Offer. You must make your own independent decision regarding your participation in the Exchange Offer.

We may not accept all Trust Preferred Securities tendered in the Exchange Offer.

We will issue no more than $300 million in aggregate liquidation preference of depositary shares representing proportional interests in our Preferred Stock in the Exchange Offer. Depending on the number of Trust Preferred Securities tendered in the Exchange Offer, we may have to prorate and limit the number of Trust Preferred Securities with Acceptance Priority Level 2 that we accept in this Exchange Offer to remain within this limit. See “The Exchange Offer—Acceptance Priority Levels; Prorationing.”

At the time you tender your Trust Preferred Securities with Acceptance Priority Level 2, you will not know whether we will be able to accept all of your Trust Preferred Securities in the Exchange Offer.

At the time you tender your Trust Preferred Securities with Acceptance Priority Level 2, you will not know the extent of participation in the Exchange Offer of other holders of Trust Preferred Securities or whether acceptance of all validly tendered Trust Preferred Securities would result in the issuance of a number of our depositary shares representing proportional interests in our Preferred Stock in excess of the Maximum Exchange Amount. As a result, at the time you tender your Trust Preferred Securities with Acceptance Priority Level 2, you will not know whether we will be able to accept for exchange all of your validly tendered Trust Preferred Securities.

If the Exchange Offer is successful, there may be a decrease in liquidity for the Trust Preferred Securities and the price for Trust Preferred Securities that remain outstanding may be depressed.

Trust Preferred Securities not exchanged in the Exchange Offer will remain outstanding after consummation of the Exchange Offer or, in the case of Sky Financial IV TRUPS, promptly following consummation of the Exchange Offer will be converted into trust preferred securities with substantially identical terms. As described above, we currently intend to deliver any Trust Preferred Securities accepted for exchange in the Exchange Offer to the applicable trustee for cancellation, including pursuant to the Trust Merger. As a result, the number of Trust Preferred Securities of any series available for trading may be substantially reduced, and this may have a significant and adverse effect on the liquidity of, and the price of, the Trust Preferred Securities of that series not exchanged in the Exchange Offer and may result in the Trust Preferred Securities of that series being less liquid for an indefinite period of time.

SELECTED FINANCIAL DATA

The following data summarizes Huntington Bancshares Incorporated’s consolidated financial information as of and for the years ended December 31, 2006 through 2010 and as of and for the nine-month periods ended September 30, 2010 and 2011. You should read the following financial data in conjunction with the information set forth under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the financial statements and the related notes included in Huntington Bancshares Incorporated’s Annual Report on Form 10-K for the year ended December 31, 2010 and the Quarterly Report on Form 10-Q for the quarter ended September 30, 2011, which are incorporated by reference in this Prospectus and from which this information is derived. For more information, see the section entitled “Where You Can Find More Information.”

(dollar amounts in thousands, except per share amounts)	Nine Months Ended September 30, (1), (9)		Year Ended December 31, (1), (9)
	2011	2010	2010	2009	2008	2007	2006
Interest income	$1,485,010	$1,617,101	$2,145,392	$2,238,142	$2,798,322	$2,742,963	$2,070,519
Interest expense	270,865	413,590	526,587	813,855	1,266,631	1,441,451	1,051,342

Net interest income	1,214,145	1,203,511	1,618,805	1,424,287	1,531,691	1,301,512	1,019,177
Provision for credit losses	128,768	547,574	634,547	2,074,671	1,057,463	643,628	65,191

Net interest income after provision for credit losses	1,085,377	655,937	984,258	(650,384)	474,228	657,884	953,986
Noninterest income	751,271	777,638	1,041,858	1,005,644	707,138	676,603	561,069
Noninterest expense:
Goodwill impairment	—	—	—	2,606,944	—	—	—
Other noninterest expense	1,298,226	1,239,213	1,673,805	1,426,499	1,477,374	1,311,844	1,000,994

Total noninterest expense	1,298,226	1,239,213	1,673,805	4,033,443	1,477,374	1,311,844	1,000,994

Income (loss) before income taxes	538,422	194,362	352,311	(3,678,183)	(296,008)	22,643	514,061
Provision (benefit) for income taxes	122,667	4,915	39,964	(584,004)	(182,202)	(52,526)	52,840

Net income (loss)	$415,755	$189,447	$312,347	$(3,094,179)	$(113,806)	$75,169	$461,221

Dividends on preferred shares	23,110	88,278	172,032	174,756	46,400	—	—

Net income (loss) applicable to common shares	$392,645	$101,169	$140,315	$(3,268,935)	$(160,206)	$75,169	$461,221

Net income (loss) per common share—basic	$0.45	$0.14	$0.19	$(6.14)	$(0.44)	$0.25	$1.95
Net income (loss) per common share—diluted	0.45	0.14	0.19	(6.14)	(0.44)	0.25	1.92
Cash dividends declared per common share	0.0600	0.0300	0.0400	0.0400	0.6625	1.0600	1.0000
Balance sheet highlights
Total assets (period end)	$54,978,707	$53,246,776	$53,819,642	$51,554,665	$54,352,859	$54,697,468	$35,329,019
Total long-term debt (period end)(2)	2,972,968	3,619,282	3,813,827	3,802,670	6,870,705	6,954,909	4,512,618
Total stockholders’ equity (period end)	5,400,479	5,567,403	4,980,542	5,336,002	7,228,906	5,951,091	3,016,029
Average long-term debt(2)	3,404,281	4,048,656	3,953,177	5,558,001	7,374,681	5,714,572	4,942,671
Average stockholders’ equity	5,167,607	5,427,591	5,482,502	5,787,401	6,395,690	4,633,465	2,948,367
Average total assets	53,446,679	52,044,466	52,574,231	52,440,268	54,921,419	44,711,676	35,111,236
Key ratios and statistics
Return on average total assets	1.04%	0.49%	0.59%	(5.90)%	(0.21)%	0.17%	1.31%
Return on average common stockholders’ equity	10.9	3.6	3.7	(80.8)	(2.8)	1.6	15.6
Return on average tangible common stockholders’ equity(4)	13.2	5.6	5.6	(22.4)	(4.4)	3.9	19.5
Net interest margin(3)	3.39	3.46	3.44	3.11	3.25	3.36	3.29
Efficiency ratio(5)	63.6	60.0	60.4	55.4	57.0	62.5	59.4
Effective tax rate (benefit)	22.8	2.5	11.3	(15.9)	(61.6)	N.R.	10.3
Tangible common equity to tangible assets (period end)(6),(8)	8.22	6.20	7.56	5.92	4.04	5.09	6.93
Tangible equity to tangible assets (period end)(7),(8)	8.88	9.43	8.24	9.24	7.72	5.09	6.93
Tier 1 leverage ratio (period end)	10.24	10.54	9.41	10.09	9.82	6.77	8.00
Tier 1 risk-based capital ratio (period end)	12.37	12.82	11.55	12.50	10.72	7.51	8.93
Total risk-based capital ratio (period end)	15.11	15.08	14.46	14.55	13.91	10.85	12.79

N.R. Not relevant, as denominator of calculation is a loss in prior period compared with income in current period.

(1)	Comparisons for presented periods are impacted by a number of factors. Refer to the Significant Items included in Huntington Bancshares Incorporated’s Annual Report on Form 10-K for the year ended December 31, 2010 and the Quarterly Report on Form 10-Q for the quarter ended September 30, 2011 for additional discussion regarding these key factors.
(2)	Includes FHLB advances, subordinated notes, and other long-term debt.
(3)	On an FTE basis assuming a 35% tax rate.
(4)	Net income (loss) less expense excluding amortization of intangibles for the period divided by average tangible stockholders’ equity. Average tangible stockholders’ equity equals average total stockholders’ equity less average intangible assets and goodwill. Expense for amortization of intangibles and average intangible assets are net of deferred tax liability, and calculated assuming a 35% tax rate.
(5)	Noninterest expense less amortization of intangibles divided by the sum of FTE net interest income and noninterest income excluding securities gains.
(6)	Tangible common equity (total common equity less goodwill and other intangible assets) divided by tangible assets (total assets less goodwill and other intangible assets). Other intangible assets are net of deferred tax, and calculated assuming a 35% tax rate.
(7)	Tangible equity (total equity less goodwill and other intangible assets) divided by tangible assets (total assets less goodwill and other intangible assets). Other intangible assets are net of deferred tax, and calculated assuming a 35% tax rate.
(8)	Tangible equity, tangible common equity, and tangible assets are non-GAAP financial measures. Additionally, any ratios utilizing these financial measures are also non-GAAP. These financial measures have been included as they are considered to be critical metrics with which to analyze and evaluate financial condition and capital strength. Other companies may calculate these financial measures differently.
(9)	Comparisons are affected by the Sky Financial acquisition in 2007, and the Unizan acquisition in 2006.

UNAUDITED PRO FORMA FINANCIAL INFORMATION

The following selected unaudited pro forma financial information has been presented to give effect to and show the pro forma impact of the Exchange Offer on Huntington’s balance sheet as of September 30, 2011, and also describes the impact of the Exchange Offer on Huntington’s results of operations for the fiscal year ended December 31, 2010 and for the nine-month period ended September 30, 2011.

The unaudited pro forma financial information is presented for illustrative purposes only and does not necessarily indicate the financial position or results that would have been realized had the Exchange Offer been completed as of the dates indicated or that will be realized in the future when and if the Exchange Offer is consummated. The selected unaudited pro forma financial information has been derived from, and should be read in conjunction with, the summary historical consolidated financial information included elsewhere in this Prospectus and Huntington’s historical consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2010 and our Quarterly Report on Form 10-Q for the quarter ended September 30, 2011 filed with the SEC, which are incorporated by reference into this Prospectus.

Unaudited Pro Forma Balance Sheets

The unaudited pro forma consolidated balance sheet of Huntington as of September 30, 2011 has been presented as if the Exchange Offer had been completed on September 30, 2011. We have shown the pro forma impact of a “High Participation Scenario” and a “Low Participation Scenario” prepared using the assumptions set forth below. In both scenarios, all Trust Preferred Securities accepted in exchange for depositary shares representing proportional interests in shares of our Preferred Stock are exchanged for underlying debentures, which we will then submit for cancellation by the indenture trustee under the applicable indenture.

The “High Participation Scenario” assumes the exchange of 50% of the Trust Preferred Securities ($167.3 million aggregate liquidation amount) for depositary shares representing proportional interests in our Preferred Stock.

The “Low Participation Scenario” assumes the exchange of 25% of the Trust Preferred Securities ($83.7 million aggregate liquidation amount) for depositary shares representing proportional interests in our Preferred Stock.

There can be no assurances that the foregoing assumptions will be realized in the future, including as to the amounts and percentages of Trust Preferred Securities that will be tendered in the Exchange Offer.

High Participation Scenario

(dollar amounts in thousands, except number of shares)	Actual September 30, 2011	Exchange of Preferred Stock		Pro Forma September 30, 2011
Assets
Cash and due from banks	$2,190,276	$(3,750	)(1)	$2,186,526
Interest-bearing deposits in banks	105,454	—		105,454
Trading account securities	85,711	—		85,711
Loans held for sale	334,606	—		334,606
Available-for-sale and other securities	8,713,530	—		8,713,530
Held-to-maturity securities	658,250	—		658,250
Loans and leases	39,011,894	—		39,011,894
Allowance for loan and lease losses	(1,019,710)	—		(1,019,710)

Net loans and leases	37,992,184	—		37,992,184

Bank owned life insurance	1,494,251	—		1,494,251
Premises and equipment	543,324	—		543,324
Goodwill	444,268	—		444,268
Other intangible assets	188,477	—		188,477
Accrued income and other assets	2,228,376	—		2,228,376

Total assets	$54,978,707	$(3,750)		$54,974,957

Liabilities and stockholders’ equity
Liabilities
Deposits	$43,219,727	$—		$43,219,727
Short-term borrowings	2,224,986	—		2,224,986
Federal Home Loan Bank advances	14,157	—		14,157
Other long-term debt	1,421,518	—		1,421,518
Subordinated notes	1,537,293	(165,147	)(2)	1,372,146
Accrued expenses and other liabilities	1,160,547	12,569	(3)	1,173,116

Total liabilities	49,578,228	(152,578)		49,425,650

Stockholders’ equity
Preferred stock	362,507	125,486	(4)	487,993
Common stock	8,652	—		8,652
Capital surplus	7,594,090	—		7,594,090
Less treasury shares, at cost	(10,161)	—		(10,161)
Accumulated other comprehensive loss	(80,404)	—		(80,404)
Retained earnings	(2,474,205)	23,342	(5)	(2,450,863)

Total stockholders’ equity	5,400,479	148,828		5,549,307

Total liabilities and stockholders’ equity	$54,978,707	$(3,750)		$54,974,957

(1)	The estimated amount of cash premium expected to be paid.
(2)	The estimated amount of subordinated notes expected to be retired.
(3)	The estimated income tax payable calculated using a 35% tax rate.
(4)	The estimated fair value of preferred shares issued in the exchange.
(5)	The estimated after-tax gain on the extinguishment of the debentures underlying the exchanged Trust Preferred Securities.

Low Participation Scenario

(dollar amounts in thousands, except number of shares)	Actual September 30, 2011	Exchange of Preferred Stock		Pro Forma September 30, 2011
Assets
Cash and due from banks	$2,190,276	$(1,875	)(1)	$2,188,401
Interest-bearing deposits in banks	105,454	—		105,454
Trading account securities	85,711	—		85,711
Loans held for sale	334,606	—		334,606
Available-for-sale and other securities	8,713,530	—		8,713,530
Held-to-maturity securities	658,250	—		658,250
Loans and leases	39,011,894	—		39,011,894
Allowance for loan and lease losses	(1,019,710)	—		(1,019,710)

Net loans and leases	37,992,184	—		37,992,184

Bank owned life insurance	1,494,251	—		1,494,251
Premises and equipment	543,324	—		543,324
Goodwill	444,268	—		444,268
Other intangible assets	188,477	—		188,477
Accrued income and other assets	2,228,376	—		2,228,376

Total assets	$54,978,707	$(1,875)		$54,976,832

Liabilities and stockholders’ equity
Liabilities
Deposits	$43,219,727	$—		$43,219,727
Short-term borrowings	2,224,986	—		2,224,986
Federal Home Loan Bank advances	14,157	—		14,157
Other long-term debt	1,421,518	—		1,421,518
Subordinated notes	1,537,293	(82,573	)(2)	1,454,720
Accrued expenses and other liabilities	1,160,547	6,284	(3)	1,166,831

Total liabilities	49,578,228	(76,289)		49,501,939

Stockholders’ equity
Preferred stock	362,507	62,743	(4)	425,250
Common stock	8,652	—		8,652
Capital surplus	7,594,090	—		7,594,090
Less treasury shares, at cost	(10,161)	—		(10,161)
Accumulated other comprehensive loss	(80,404)	—		(80,404)
Retained earnings	(2,474,205)	11,671	(5)	(2,462,534)

Total stockholders’ equity	5,400,479	74,414		5,474,893

Total liabilities and stockholders’ equity	$54,978,707	$(1,875)		$54,976,832

(1)	The estimated amount of cash premium expected to be paid.
(2)	The estimated amount of subordinated notes expected to be retired.
(3)	The estimated income tax payable calculated using a 35% tax rate.
(4)	The estimated fair value of preferred shares issued in the exchange.
(5)	The estimated after-tax gain on the extinguishment of the debentures underlying the exchanged Trust Preferred Securities.

Pro Forma Implications

The following presents the pro forma impact of the Exchange Offer on income applicable to common shares for the fiscal year ended December 31, 2010 and the nine-month period ended September 30, 2011 as if the Exchange Offer had been completed on January 1, 2010.

(dollar amounts in thousands, except per share amounts)	Nine Months Ended September 30		Year Ended December 31, 2010
	High	Low	High	Low
As reported:
Net interest income	$1,214,145	$1,214,145	$1,618,805	$1,618,805
Provision for credit losses	128,768	128,768	634,547	634,547
Noninterest income	751,271	751,271	1,041,858	1,041,858
Noninterest expense	1,298,226	1,298,226	1,673,805	1,673,805

Income before income taxes	538,422	538,422	352,311	352,311
Provision for income taxes	122,667	122,667	39,964	39,964

Net Income	$415,755	$415,755	$312,347	$312,347

Dividends on preferred shares	23,110	23,110	172,032	172,032

Net income applicable to common shares	$392,645	$392,645	$140,315	$140,315

Net income per common share—diluted	$0.45	$0.45	$0.19	$0.19

Total diluted average common shares issued and outstanding	867,446	867,446	727,532	727,532

Pro forma adjustments:
Plus interest expense on exchanged securities, net of tax(1)	1,049	524	1,457	729
Less additional dividends on preferred stock(2)	3,744	1,872	5,072	2,536

Pro forma net income applicable to common shares	$389,950	$391,297	$136,700	$138,508

Pro forma per share net income applicable to common shares—diluted	$0.45	$0.45	$0.19	$0.19

(1)	Estimated interest expense, net of tax, incurred on the subordinated debt associated with the exchanged trust preferred securities.
(2)	The estimated amount of dividends on preferred shares. For purposes of the pro forma calculation, the LIBOR reset dates of the exchanged Trust Preferred Securities were used to calculate the floating rate dividend.

USE OF PROCEEDS

We will not receive any cash proceeds from the Exchange Offer.

CAPITALIZATION

The following table sets forth the carrying amount of our capitalization, as of September 30, 2011, on an actual basis and on a pro forma basis to reflect: (i) completion of the Exchange Offer under the Low Participation Scenario, and (ii) completion of the Exchange Offer under the High Participation Scenario (as defined under “Unaudited Pro Forma Financial Information” above). This table should be read in conjunction with the information set forth under “Selected Financial Data” and “Unaudited Pro Forma Financial Information” and our consolidated financial statements set forth in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2011, which are incorporated by reference into this Prospectus.

	As of September 30, 2011
(dollar amounts in thousands, except number of shares)	Actual	Pro Forma for Exchange Offer (High)	Pro Forma for Exchange Offer (Low)
Deposits	$43,219,727	$43,219,727	$43,219,727
Short-term borrowings	2,224,986	2,224,986	2,224,986
Federal Home Loan Bank advances	14,157	14,157	14,157
Other long-term debt	1,421,518	1,421,518	1,421,518
Subordinated notes	1,537,293	1,372,146	1,454,720
Accrued expenses and other liabilities	1,160,547	1,173,116	1,166,831

Total liabilities	49,578,228	49,425,650	49,501,939

Stockholders’ equity
Preferred stock	362,507	487,993	425,250
Common stock	8,652	8,652	8,652
Capital surplus	7,594,090	7,594,090	7,594,090
Less treasury shares, at cost	(10,161)	(10,161)	(10,161)
Accumulated other comprehensive loss	(80,404)	(80,404)	(80,404)
Retained earnings	(2,474,205)	(2,450,863)	(2,462,534)

Total stockholders’ equity	5,400,479	5,549,307	5,474,893

Total liabilities and stockholders’ equity	$54,978,707	$54,974,957	$54,976,832

REGULATORY CAPITAL RATIOS

The following table sets forth Huntington’s regulatory capital ratios, as of September 30, 2011, on an “as reported” basis, as well as on a pro forma basis after giving effect to the Exchange Offer. The pro forma ratios presented reflect: (i) completion of the Exchange Offer under the Low Participation Scenario, and (ii) completion of the Exchange Offer under the High Participation Scenario (as defined under “Unaudited Pro Forma Financial Information” above). This table should be read in conjunction with the information set forth under “Selected Financial Data” and “Unaudited Pro Forma Financial Information” and our consolidated unaudited financial statements set forth in our Form 10-Q for the quarter ended September 30, 2011, which are incorporated by reference into this Prospectus. The pro forma ratios presented below do not reflect any anticipated effects of changes in the treatment of trust preferred securities under BASEL III.

	As of September 30, 2011
(dollar amount in thousands, except number of shares)	Actual	Pro Forma for Exchange Offer (High)	Pro Forma for Exchange Offer (Low)
Tangible Equity Ratio	8.88%	9.16%	9.02%
Tangible Common Equity Ratio	8.22	8.26	8.24

Tier 1 Risk-Based Capital Ratio	12.37	12.33	12.35
Total Risk-Based Capital Ratio	15.11	15.07	15.09
Tier 1 Leverage Ratio	10.24	10.21	10.22
Tier 1 Common Equity/RWA Ratio	10.17	10.22	10.19

Non-GAAP Reconciliation of Tier 1 Common Equity to Common Stockholders’ Equity

	As of September 30, 2011
(dollar amounts in millions)	Actual	Pro Forma For Exchange Offer (High)	Pro Forma For Exchange Offer (Low)
Calculation of tangible equity / asset ratio:
Total stockholders’ equity	$5,400	$5,549	$5,475
Less: goodwill	(444)	(444)	(444)
Less: other intangible assets	(188)	(188)	(188)
Add: related deferred tax liability(1)	66	66	66

Total tangible equity(2)	4,834	4,983	4,909
Less: preferred equity	(363)	(488)	(425)

Total tangible common equity(2)	$4,471	$4,495	$4,484

Total assets	$54,979	$54,975	$54,977
Less: goodwill	(444)	(444)	(444)
Less: other intangible assets	(188)	(188)	(188)
Add: related deferred tax liability	66	66	66

Total tangible assets(2)	$54,413	$54,409	$54,411

Tangible equity / tangible asset ratio	8.88%	9.16%	9.02%
Tangible common equity / tangible asset ratio	8.22	8.26	8.24

(1)	Other intangible assets are net of deferred tax liability, and calculated assuming a 35% tax rate
(2)	Tangible equity, Tier 1 common equity, tangible common equity and tangible assets are non-GAAP financial measures. Additionally, any ratios utilizing these financial measures are also non-GAAP. These financial measures have been included as they are considered to be critical metrics with which to analyze and evaluate financial condition and capital strength. Other companies may calculate these financial measures differently.

DESCRIPTION OF THE PREFERRED STOCK

This Prospectus summarizes specific terms and provisions of the Preferred Stock. Terms that apply generally to our preferred stock are described under “Description of Huntington Capital Stock—Preferred Stock.” The following summary of the terms and provisions of the Preferred Stock does not purport to be complete and is qualified in its entirety by reference to the pertinent sections of our charter, including the articles supplementary classifying the Preferred Stock, which are incorporated by reference in the registration statement that we have filed with the SEC or filed as exhibits hereto. You should read our charter, including the articles supplementary, for the provisions that are important to you.

As used in this section, the terms “Huntington,” “us,” “we” or “our” refer to Huntington Bancshares Incorporated and not any of its subsidiaries.

General

Our charter authorizes the issuance of 6,617,808 shares of serial preferred stock, par value $0.01 per share. When issued, the Preferred Stock will constitute a single series of our serial preferred stock, consisting of up to 300,000 shares, par value $0.01 per share, with a liquidation preference of $1,000 per share. The holders of the Preferred Stock will have no preemptive rights. All of the shares of the Preferred Stock, when issued and paid for, will be validly issued, fully paid and non-assessable.

The Preferred Stock will rank, with respect to the payment of dividends and distributions upon liquidation, dissolution or winding-up, (1) on a parity with our 8.50% Series A Non-Cumulative Perpetual Convertible Preferred Stock, par value of $0.01 and liquidation value per share of $1,000 (the “Series A Preferred Stock”) and each class or series of preferred stock we may issue in the future the terms of which expressly provide that such class or series will rank on a parity with the Preferred Stock as to dividend rights and rights on liquidation, winding up and dissolution of Huntington (collectively, the “parity securities”) and (2) senior to our common stock and each other class or series of preferred stock we may issue in the future the terms of which do not expressly provide that it ranks on a parity with or senior to the Preferred Stock as to dividend rights and rights on liquidation, winding-up and dissolution of Huntington (collectively, the “junior securities”). Prior to the issuance of the Preferred Stock, 362,507 shares of our Series A Preferred Stock are outstanding. See “Description of Huntington Capital Stock—Preferred Stock” for a description of our authorized preferred shares.

We will not be entitled to issue any class or series of our capital stock, the terms of which provide that such class or series will rank senior to the Preferred Stock as to payment of dividends or distribution of assets upon our liquidation, dissolution or winding up, without the approval of the holders of at least two-thirds of the shares of our Preferred Stock then outstanding and any class or series of parity securities then outstanding, voting together as a single class, with each series or class having a number of votes proportionate to the aggregate liquidation preference of the outstanding shares of such class or series. See “—Voting Rights.”

As of the date of this Prospectus, we are authorized to issue up to 1,500,000,000 shares of common stock, par value $.01 per share. As of September 30, 2011, 864,074,883 shares of common stock were issued and outstanding.

Dividends

Under Maryland law, we may declare or pay dividends on the Preferred Stock only if, after payment of such dividends, we would be able to pay our liabilities as they become due in the usual course of business and only to the extent by which our total assets after payment of such dividends exceed the sum of our total liabilities. When the need to make these determinations arises, our board of directors will determine the amount of our total assets, total liabilities and preference amount in accordance with Maryland law.

From the date of settlement of the Exchange Offer, dividends on the Preferred Stock will accrue and be payable when, as and if authorized by our board of directors or a duly authorized committee of our board and declared by us out of legally available funds, on a non-cumulative basis on the $1,000 per share liquidation preference, at a floating rate equal to three-month LIBOR plus a spread of 2.70% per annum payable quarterly, in arrears. Subject to the foregoing, dividends will be payable in arrears on January 15, April 15, July 15 and October 15 of each year (each, a “Dividend Payment Date”) commencing on January 15, 2012 or, if any such day is not a business day, the next business day. Each dividend will be payable to holders of record as they appear on our stock register on the first day of the month in which the relevant dividend payment date occurs. Each period from and including a Dividend Payment Date (or the date of the issuance of the Preferred Stock) to but excluding the following Dividend Payment Date is herein referred to as a “dividend period.” Dividends payable for each dividend period will be computed on the basis of a 360-day year consisting of twelve 30-day months. If a scheduled Dividend Payment Date falls on a day that is not a business day, the dividend will be paid on the next business day as if it were paid on the scheduled Dividend Payment Date, and no interest or other amount will accrue on the dividend so payable for the period from and after that dividend payment date to the date the dividend is paid.

The dividend rate for a dividend period will be determined by the calculation agent using three-month LIBOR as in effect on the second London banking day prior to the beginning of the dividend period, which date is the “dividend determination date” for the dividend period. The calculation agent then will add three-month LIBOR as determined on the dividend determination date and the applicable spread. Absent manifest error, the calculation agent’s determination of the dividend rate for a dividend period for the Preferred Stock will be binding and conclusive on holders of the Preferred Stock, the payment agent, and us. A “London banking day” is any day on which dealings in deposits in U.S. dollars are transacted in the London interbank market.

The term “three-month LIBOR” means the London interbank offered rate for deposits in U.S. dollars having an index maturity of three months in amounts of at least $1,000,000, as that rate appears on Reuters screen page “LIBOR01” at approximately 11:00 a.m., London time, on the relevant dividend determination date. If no offered rate appears on Reuters screen page “LIBOR01” on the relevant dividend determination date at approximately 11:00 a.m., London time, then the calculation agent, after consultation with us, will select four major banks in the London interbank market and will request each of their principal London offices to provide a quotation of the rate at which three-month deposits in U.S. dollars in amounts of at least $1,000,000 are offered by it to prime banks in the London interbank market, on that date and at that time, that is representative of single transactions at that time. If at least two quotations are provided, three-month LIBOR will be the arithmetic average (rounded upward if necessary to the nearest .00001 of 1%) of the quotations provided. Otherwise, the calculation agent will select three major banks in New York City and will request each of them to provide a quotation of the rate offered by it at approximately 11:00 a.m., New York City time, on the dividend determination date for loans in U.S. dollars to leading European banks having an index maturity of three months for the applicable dividend period in an amount of at least $1,000,000 that is representative of single transactions at that time. If three quotations are provided, three-month LIBOR will be the arithmetic average (rounded upward if necessary to the nearest .00001 of 1%) of the quotations provided. Otherwise, three-month LIBOR for the next dividend period will be equal to three-month LIBOR in effect for the then-current dividend period.

Dividends on the Preferred Stock will be non-cumulative. If for any reason our board of directors or a duly authorized committee of our board of directors does not authorize and we do not declare full cash dividends on the Preferred Stock for a dividend period, we will have no obligation to pay any dividends for that period, whether or not our board of directors or a duly authorized committee of our board authorizes and we declare dividends on the Preferred Stock, our common stock or any other class or series of our preferred stock for any subsequent dividend period.

We are not obligated to and will not pay holders of the Preferred Stock any interest or sum of money in lieu of interest on any dividend not paid on a dividend payment date. We are also not obligated to and will not pay holders of the Preferred Stock any dividend in excess of the dividends on the Preferred Stock that are payable as described above.

There is no sinking fund with respect to dividends.

For a discussion of the tax consequences of dividends paid on the Preferred Stock, see “Material U.S. Federal Income Tax Consequences—U.S. Holders of Preferred Stock—Taxation of Dividends” and “Material U.S. Federal Income Tax Consequences—Non-U.S. Holders of Preferred Stock—Dividends.”

Dividend Stopper

In addition, if full quarterly dividends on all outstanding shares of the Preferred Stock for any dividend period have not been authorized, declared and paid or set aside for payment, we will be prohibited from declaring or paying dividends with respect to, or redeeming, purchasing or acquiring any of, our junior securities during the next succeeding dividend period, other than:

(i)	redemptions, purchases or other acquisitions of junior securities in connection with any benefit plan or other similar arrangement with or for the benefit of any one or more employees, officers, directors or consultants or in connection with a dividend reinvestment or stockholder stock purchase plan;

(ii)	any declaration of a dividend in connection with any stockholders’ rights plan, or the issuance of rights, stock or other property under any stockholders’ rights plan, or the redemption or repurchase of rights pursuant thereto; and

(iii)	conversions into or exchanges for other junior securities and cash solely in lieu of fractional shares of the junior securities.

If dividends for any dividend payment date are not paid in full on the shares of the Preferred Stock and there are issued and outstanding shares of parity securities for which such dividend payment date is also a scheduled dividend payment date, then all dividends declared on shares of the Preferred Stock and such parity securities on such date shall be declared pro rata so that the respective amounts of such dividends shall bear the same ratio to each other as full quarterly dividends per share on the shares of the Preferred Stock and all such parity securities otherwise payable on such date (subject to their having been authorized by the board of directors and declared by us out of legally available funds and including, in the case of any such parity securities that bear cumulative dividends, all accumulated but unpaid dividends) bear to each other.

Maturity

The Preferred Stock shall be perpetual.

Redemption

Optional Redemption.

The Preferred Stock will be redeemable, in whole or in part, from time to time, at our option on any dividend payment date on or after January 15, 2017 at a redemption price equal to the liquidation preference, plus any declared and unpaid dividends. Neither the holders of Preferred Stock nor holders of depositary shares will have the right to require the redemption or repurchase of the Preferred Stock.

Redemption upon a Regulatory Capital Treatment Event.

The Preferred Stock will be redeemable, in whole but not in part, at any time following a regulatory capital treatment event at a redemption price equal to the liquidation preference, plus any declared and unpaid dividends from the prior dividend period and the pro rated portion of dividends, whether or not declared, for the dividend period in which such redemption occurs. A “regulatory capital treatment event” means the good faith determination by Huntington that, as a result of (i) any amendment to, or change in, the laws or regulations of the United States or any political subdivision of or in the United States that is enacted or becomes effective after the initial issuance of any share of Preferred Stock; (ii) any proposed change in those laws or regulations that is announced after the initial issuance of any share of Preferred Stock; or (iii) any official administrative decision or judicial decision or administrative action or other official pronouncement interpreting or applying those laws or regulations that is announced after the initial issuance of any share of Preferred Stock, there is more than an insubstantial risk that Huntington will not be entitled to treat the full liquidation value of the shares of Preferred Stock then outstanding as “Tier 1 Capital” (or its equivalent) for purposes of the capital adequacy guidelines of Federal Reserve Regulation Y (or, as and if applicable, the capital adequacy guidelines or regulations of any successor appropriate federal banking agency), as then in effect and applicable, for as long as any share of Preferred Stock is outstanding.

The Preferred Stock will not be subject to any sinking fund or other obligation to redeem, repurchase or retire the Preferred Stock.

Redemption Procedures.

If shares of the Preferred Stock are to be redeemed, notice of redemption shall be given by first class mail to the holders of record of the Preferred Stock to be redeemed at least 30 days and not more than 60 days before the date fixed for redemption (provided that, if the depositary shares are held in book-entry form through The Depository Trust Company (“DTC”) we may give such notice in any manner permitted by DTC). Each notice of redemption will include a statement setting forth:

(a)	the redemption date;

(b)	the number of shares of Preferred Stock to be redeemed and, if fewer than all the shares of a holder are to be redeemed, the number of such shares to be redeemed;

(c)	the redemption price;

(d)	the place or places where the certificates for such shares are to be surrendered for payment of the redemption price; and

(e)	that dividends on the shares to be redeemed will cease to accumulate on the redemption date.

If notice of redemption of any shares of Preferred Stock has been duly given and if the funds necessary for such redemption have been set aside by us for the benefit of the holders of any shares of Preferred Stock so called for redemption, then, on and after the redemption date, dividends will cease to accumulate on such shares of Preferred Stock, such shares of Preferred Stock shall no longer be deemed outstanding and all rights of the holders of such shares will terminate, except the right to receive the redemption price plus any declared and unpaid dividends and, in the case of a redemption following a regulatory capital treatment event, the pro rated portion of dividends, whether or not declared, for the dividend period in which such redemption occurs. See “Description of the Depositary Shares” below for information about redemption of the depositary shares relating to the Preferred Stock.

In case of any redemption of only part of the shares of the Preferred Stock at the time outstanding, the shares to be redeemed shall be selected either pro rata, by lot or in such other manner as we may determine to be equitable and permitted by the rules of any stock exchange on which the Preferred Stock or related depositary shares are listed. Subject to the provisions hereof, our board of directors shall have full power and authority to prescribe the terms and conditions upon which shares of Preferred Stock shall be redeemed from time to time.

Under the Federal Reserve’s current risk-based capital guidelines applicable to bank holding companies, any redemption of the Preferred Stock is subject to prior approval by the Federal Reserve. See “Risk Factors—Investors should not expect us to redeem the Preferred Stock on the date it becomes redeemable or on any particular date after it becomes redeemable” in this Prospectus. Any redemption of the Preferred Stock is subject to our receipt of any required prior approval by the Board of Governors of the Federal Reserve System (including any successor bank regulatory authority that may become our appropriate federal banking agency, the “Federal Reserve”) and to the satisfaction of any conditions set forth in the capital guidelines or regulations of the Federal Reserve applicable to redemption of the Preferred Stock.

Any notice of redemption, once given, shall be irrevocable.

Neither the holders of the Preferred Stock nor the holders of the related depositary shares have the right to require the redemption or repurchase of the Preferred Stock.

Liquidation Rights

In the event that we voluntarily or involuntarily liquidate, dissolve or wind up, the holders of Preferred Stock at the time outstanding will be entitled to receive liquidating distributions in the amount of $1,000 per share of Preferred Stock, plus an amount equal to any authorized and declared but unpaid dividends thereon to and including the date of such liquidation, out of assets legally available for distribution to our stockholders, before any distribution of assets is made to the holders of our common stock or any other junior securities. After payment of the full amount of such liquidating distributions, the holders of Preferred Stock will not be entitled to any further participation in any distribution of assets by us, and will have no right or claim to any of our remaining assets.

In the event that our assets available for distribution to stockholders upon any liquidation, dissolution or winding-up of our affairs, whether voluntary or involuntary, are insufficient to pay in full the amounts payable with respect to all outstanding shares of the Preferred Stock and the corresponding amounts payable on any parity securities, the holders of Preferred Stock and the holders of such other parity securities will share ratably in any distribution of our assets in proportion to the full respective liquidating distributions to which they would otherwise be respectively entitled.

For such purposes, our consolidation or merger with or into any other entity, the consolidation or merger of any other entity with or into us, or the sale of all or substantially all of our property or business, will not be deemed to constitute our liquidation, dissolution, or winding-up.

Voting Rights

Except as indicated below, the holders of Preferred Stock will not have any voting rights.

Right to Elect Two Directors upon Non-Payment of Dividends.

If and when the dividends on the Preferred Stock or on any other class or series of our parity securities that has voting rights equivalent to those of the Preferred Stock, have not been authorized, declared and paid (i) in the case of the Preferred Stock and parity securities bearing non-cumulative dividends, in full for at least six quarterly dividend periods or their equivalent (whether or not consecutive), or (ii) in the case of parity securities bearing cumulative dividends, in an aggregate amount equal to full dividends for at least six quarterly dividend periods or their equivalent (whether or not consecutive), the authorized number of directors then constituting our board of directors will be automatically increased by two. Holders of Preferred Stock, together with the holders of all other affected classes and series of parity securities, voting as a single class, with each series or class having a number of votes proportionate to the aggregate liquidation preference of the outstanding shares of such class or series, will be entitled to elect the two additional members of our board of directors (the “Preferred Stock Directors”) at any annual or special meeting of stockholders at which directors are to be elected or any special meeting of the holders of Preferred Stock and any parity securities for which dividends have not been paid, called as provided below, but only if the election of any Preferred Stock Directors would not cause us to violate the corporate governance requirement of the NASDAQ Global Select Market (or any other exchange on which our securities may be listed) that listed companies must have a majority of independent directors. In addition, our board of directors shall at no time have more than two Preferred Stock Directors.

At any time after this voting power has vested as described above, our Secretary may, and upon the written request of holders of record of at least 20% of the outstanding shares of Preferred Stock and such parity securities (addressed to the Secretary at our principal office) must, call a special meeting of the holders of Preferred Stock and such parity securities for the election of the Preferred Stock Directors. Notice for a special meeting will be given in a similar manner to that provided in our bylaws for a special meeting of the stockholders, which we will provide upon request, or as required by law. If our Secretary is required to call a meeting but does not do so within 20 days after receipt of any such request, then any holder of shares of Preferred Stock may (at our expense) call such meeting, upon notice as provided in this section, and for that purpose will have access to our stock books. The Preferred Stock Directors elected at any such special meeting will hold office until the next annual meeting of our stockholders unless they have been previously terminated as described below. In case any vacancy occurs among the Preferred Stock Directors, a successor will be elected by our board of directors to serve until the next annual meeting of the stockholders upon the nomination of the remaining Preferred Stock Director or if none remains in office, by the vote of the holders of record of the outstanding shares of Preferred Stock and all parity securities, voting as a single class, with each series or class having a number of votes proportionate to the aggregate liquidation preference of the outstanding shares of such class or series. The Preferred Stock Directors shall each be entitled to one vote per director on any matter.

Whenever full dividends have been paid or set aside for payment on the Preferred Stock and any non-cumulative parity securities for at least four consecutive dividend periods and all dividends on any cumulative parity securities have been paid in full, then the right of the holders of Preferred Stock to elect the Preferred Stock Directors will cease (but subject always to the same provisions for the vesting of these voting rights in the case of any similar non-payment of dividends in respect of future Dividend Periods), the terms of office of all Preferred Stock Directors will immediately terminate and the number of directors constituting our board of directors will be automatically reduced accordingly.

Other Voting Rights

So long as any shares of Preferred Stock are outstanding, in addition to any other vote or consent of stockholders required by our charter, the vote or consent of the holders of at least two-thirds of the outstanding shares of Preferred Stock and any class or series of parity securities with similar rights then outstanding, voting together as a single class, with each series or class having a number of votes proportionate to the aggregate liquidation preference of the outstanding shares of such class or series, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, shall be necessary for effecting or validating:

•	Certain Charter Amendments. Any amendment of our charter to authorize, or increase the authorized amount of, any shares of any class or series of stock ranking senior to the Preferred

Stock with respect to payment of dividends or distribution of assets on our liquidation, as well as any amendment of our charter or bylaws that would alter or change the voting powers, preferences or special rights of the Preferred Stock so as to affect them adversely; provided that the amendment of the charter so as to authorize or create, or to increase the authorized amount of any shares of any class or series or any securities convertible into shares of any class or series of our stock ranking on a parity with or junior to the Preferred Stock with respect to dividends and in the distribution of assets on our liquidation, dissolution or winding-up shall not be deemed to affect adversely the voting powers, preferences or special rights of the Preferred Stock; or

•

Certain Mergers and Consolidations.    Any merger or consolidation of us with or into any entity other than a corporation (or comparable foreign entity), or any merger or consolidation of us with or into any corporation (or comparable foreign entity) unless (i) we are the surviving corporation in such merger or consolidation and the Preferred Stock remains outstanding or (ii) we are not the surviving entity in such merger or consolidation but the Preferred Stock is not changed in such merger or consolidation into anything other than a class or series of preferred stock or similar security of the surviving or resulting entity, or the entity controlling such entity, having voting powers, preferences and special rights that, if such change were effected by amendment of our charter, would not require a vote of the holders of the Preferred Stock under the preceding paragraph.

The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which the vote would otherwise be required, all outstanding shares of Preferred Stock shall have been redeemed or called for redemption upon proper notice and sufficient funds shall have been set aside by us for the benefit of the holders of shares of Preferred Stock to effect the redemption.

The holders of Preferred Stock shall have exclusive voting rights on any charter amendment that would alter only the contract rights, as expressly set forth in our charter, of the Preferred Stock.

Depositary

Mellon Investor Services LLC (operating with the service name BNY Mellon Shareowner Services) will be the depositary for the depositary shares.

Transfer Agent, Registrar, and Paying Agent

Mellon Investor Services LLC (operating with the service name BNY Mellon Shareowner Services) will act as initial transfer agent, registrar and paying agent for the payment of dividends for the Preferred Stock.

Calculation Agent

The Bank of New York Mellon Trust Company, N.A., will be the calculation agent for the Preferred Stock.

Title

We and the transfer agent, registrar and paying agent may treat the registered holder of the Preferred Stock as the absolute owner of the Preferred Stock for the purpose of making payment and settling the related conversions and for all other purposes.

Replacement of Preferred Stock Certificates

If physical certificates are issued, we will replace any mutilated certificate at your expense upon surrender of that certificate to the transfer agent. We will replace certificates that become destroyed, stolen or lost at your expense upon delivery to us and the transfer agent of satisfactory evidence that the certificate has been destroyed, stolen or lost, together with any indemnity that may be required by the transfer agent and us.

DESCRIPTION OF THE DEPOSITARY SHARES

General

We are issuing depositary shares representing proportional interests in shares of the Preferred Stock. Each depositary share represents a 1/40th interest in a share of our Preferred Stock, and will be evidenced by depositary receipts, as described under “Registration and Settlement—Book-Entry System.” We will deposit the underlying shares of the Preferred Stock with a depositary pursuant to a deposit agreement among us, Mellon Investor Services LLC (operating with the service name BNY Mellon Shareowner Services), acting as depositary, and the holders from time to time of the depositary receipts evidencing the depositary shares. Subject to the terms of the deposit agreement, each holder of the depositary shares will be entitled to all the rights and preferences of the Preferred Stock, as applicable, in proportion to the applicable fraction of a share of Preferred Stock those depositary shares represent.

In this Prospectus, references to “holders” of depositary shares mean those who own depositary shares registered in their own names on the books maintained by the depositary and not indirect holders who own beneficial interests in depositary shares registered in the street name of, or issued in book-entry form through, The Depository Trust Company, or “DTC.” You should review the special considerations that apply to indirect holders described in “Registration and Settlement—Book-Entry System.”

On or around the time of the settlement of the Exchange Offer, we will deposit the Preferred Stock with the depositary, which will then exchange the depositary shares with holders of the Trust Preferred Securities. Copies of the forms of deposit agreement and the depositary receipt are filed as exhibits to the Registration Statement of which this Prospectus is a part.

Dividends and Other Distributions

Each dividend payable on a depositary share will be in an amount equal to 1/40th of the dividend declared and payable on the related share of the Preferred Stock. The depositary will distribute all dividends and other cash distributions received on the Preferred Stock to the holders of record of the depositary receipts in proportion to the number of depositary shares held by each holder. In the event of a distribution other than in cash, the depositary will distribute property received by it to the holders of record of the depositary receipts as nearly as practicable in proportion to the number of depositary shares held by each holder, unless the depositary determines that this distribution is not feasible, in which case the depositary may, with our approval, adopt a method of distribution that it deems practicable, including the sale of the property and distribution of the net proceeds of that sale to the holders of the depositary receipts.

Record dates for the payment of dividends and other matters relating to the depositary shares will be the same as the corresponding record dates for the related shares of Preferred Stock.

The amount paid as dividends or otherwise distributable by the depositary with respect to the depositary shares or the underlying Preferred Stock will be reduced by any amounts required to be withheld by us or the depositary on account of taxes or other governmental charges. The depositary may refuse to make any payment or distribution, or any transfer, exchange, or withdrawal of any depositary shares or the shares of the Preferred Stock until such taxes or other governmental charges are paid.

Redemption of Depositary Shares

If we redeem the Preferred Stock, in whole or in part, as described above under “Description of the Preferred Stock—Redemption—Optional Redemption,” depositary shares also will be redeemed with the proceeds received by the depositary from the redemption of the Preferred Stock held by the depositary. The redemption price per depositary share will be equal to 1/40th of the redemption price per share payable with respect to the Preferred Stock, plus any declared and unpaid dividends, without accumulation of undeclared dividends, except in the case of a redemption pursuant to a regulatory capital treatment event.

If we redeem shares of the Preferred Stock held by the depositary, the depositary will redeem, as of the same redemption date, the number of depositary shares representing those shares of the Preferred Stock so redeemed. If we redeem fewer than all of the outstanding depositary shares, the depositary will select by lot or pro rata as may be determined by the depositary to be equitable, those depositary shares to be redeemed. The depositary will mail notice of redemption to record holders of the depositary receipts not less than 30 and not more than 60 days prior to the date fixed for redemption of the Preferred Stock and the related depositary shares.

Voting the Preferred Stock

Because each depositary share represents a 1/40th interest in a share of the Preferred Stock, holders of depositary receipts will be entitled to 1/40th of a vote per depositary share under those limited circumstances in which holders of the Preferred Stock are entitled to a vote, as described above in “Description of the Preferred Stock—Voting Rights.”

When the depositary receives notice of any meeting at which the holders of the Preferred Stock are entitled to vote, the depositary will mail the information contained in the notice to the record holders of the depositary shares relating to the Preferred Stock. Each record holder of the depositary shares on the record date, which will be the same date as the record date for the Preferred Stock, may instruct the depositary to vote the amount of the Preferred Stock represented by the holder’s depositary shares. To the extent practicable, the depositary will vote the amount of the Preferred Stock represented by depositary shares in accordance with the instructions it receives. We will agree to take all reasonable actions that the depositary determines are necessary to enable the depositary to vote as instructed. If the depositary does not receive specific instructions from the holders of any depositary shares representing proportional interests in the Preferred Stock, it will abstain from voting with respect to such shares.

Withdrawal of Preferred Stock

Underlying shares of Preferred Stock may be withdrawn from the depositary arrangement upon surrender of depositary receipts at the depositary’s office and upon payment of the taxes, charges and fees provided for in the deposit agreement. Subject to the terms of the deposit agreement, the holder of depositary receipts will receive the appropriate number of shares of Preferred Stock represented by such depositary shares. Only whole shares of Preferred Stock may be withdrawn; if a holder holds an amount other than a whole multiple of 40 depositary shares, the depositary will deliver along with the withdrawn shares of Preferred Stock a new depositary receipt evidencing the excess number of depositary shares. Holders of withdrawn shares of Preferred Stock will not be entitled to redeposit such shares or to receive depositary shares.

Form and Notices

The Preferred Stock will be issued in registered form to the depositary, and the depositary shares will be issued in book-entry only form through DTC, as described below in “Registration and Settlement—Book-Entry System.” The depositary will forward to the holders of depositary shares all reports, notices, and communications from us that are delivered to the depositary and that we are required to furnish to the holders of the Preferred Stock.

Preemptive and Conversion Rights

The holders of the depositary shares and the Preferred Stock do not have any preemptive or conversion rights.

Depositary, Transfer Agent, Registrar and Paying Agent

Mellon Investor Services LLC (operating with the service name BNY Mellon Shareowner Services) will be the depositary, transfer agent, registrar and paying agent for the depositary shares.

DESCRIPTION OF HUNTINGTON CAPITAL STOCK

Huntington is authorized to issue a total of 1,506,617,808 shares of all classes of stock. Of the total number of authorized shares of stock, 1,500,000,000 shares are common stock, par value $0.01 per share, and 6,617,808 shares are serial preferred stock, par value $0.01 per share. A statement of the designations of the authorized classes of preferred stock or of any series thereof, and the powers, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions of that stock, or of the authority of Huntington’s board of directors to authorize those designations and other terms, is as follows.

The following description of the terms of our stock is only a summary. For a complete description, we refer you to the Maryland General Corporation Law, our charter and our bylaws.

Preferred Stock

Shares of preferred stock may be issued from time to time in one or more series. Huntington’s board of directors is authorized, within the limitations and restrictions stated in article fifth of Huntington’s charter, to establish the serial designations of the preferred stock and any such series of preferred stock, which (a) may have such voting powers full or limited, or may be without voting powers; (b) may be subject to redemption at such time or times and at such prices; (c) may be entitled to receive dividends (which may be cumulative or noncumulative) at such rate or rates, on such conditions, and at such times and payable in preference to, or in such relation to, the dividends payable on any other class or classes or series of stock; (d) may have such rights upon the dissolution of, or upon any distribution of the assets of, Huntington; (e) may be made convertible into, or exchangeable for, shares of any other class or classes or of any other series of the same or any other class or classes of stock of Huntington, at such price or prices or at such rates of exchange, and with such adjustments; and (f) shall have such other preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications, terms or conditions of redemption or other rights, all as are authorized by the board of directors and stated and expressed in the articles supplementary or other charter document providing for the issuance of such serial preferred stock.

Common Stock

Holders of our common stock are entitled to receive dividends when authorized by our board of directors and declared by us out of assets legally available for the payment of dividends. They are also entitled to share ratably in our assets legally available for distribution to our stockholders in the event of our liquidation, dissolution or winding up, or after payment of or adequate provision for all of our known debts and liabilities. These rights are subject to the preferential rights of any other class or series of our stock, including the Preferred Stock.

Except as may otherwise be specified in the terms of any class or series of common stock, each outstanding share of common stock entitles the holder to one vote on all matters submitted to a vote of stockholders, including the election of directors. Except as provided with respect to any other class or series of stock, the holders of our common stock will possess the exclusive voting power. There is no cumulative voting in the election of directors, which means that the holders of a majority of the outstanding shares of common stock can elect all of the directors then standing for election, and the holders of the remaining shares will not be able to elect any directors.

Holders of our common stock have no preference, conversion, exchange, sinking fund or redemption rights, have no preemptive rights to subscribe for any of our securities and generally have no appraisal rights except in certain limited transactions. All shares of common stock will have equal dividend, liquidation and other rights. Under Maryland law, our stockholders generally are not liable for our debts or obligations.

Under Maryland law, a Maryland corporation generally cannot dissolve, amend its charter, merge, sell all or substantially all of its assets, engage in a share exchange or engage in similar transactions outside the ordinary course of business, unless declared advisable by the board of directors and approved by the affirmative vote of stockholders holding at least two-thirds of the shares entitled to vote on the matter. However, a Maryland corporation may provide in its charter for approval of these matters by a lesser percentage, but not less than a majority of all of the votes entitled to be cast on the matter. Our charter does not provide for a lesser percentage in these situations.

The transfer agent and registrar for the common stock is Computershare Investor Services, Inc.

REGISTRATION AND SETTLEMENT

Book-Entry System

The depositary shares will be issued in book-entry-only form through the facilities of DTC. This means that we will not issue actual depositary receipts to each holder of depositary shares, except in limited circumstances. Instead, the depositary shares will be in the form of a single global depositary receipt deposited with and held in the name of DTC, or its nominee. In order to own a beneficial interest in a depositary receipt, you must be an organization that participates in DTC or have an account with an organization that participates in DTC, including Euroclear Bank S.A./N.V., as operator of the Euroclear System (“Euroclear”), and Clearstream Banking, Société Anonyme (“Clearstream”).

Except as described in the attached Prospectus, owners of beneficial interests in the global depositary receipt will not be entitled to have depositary shares registered in their names, will not receive or be entitled to receive physical delivery of the depositary shares in definitive form, and will not be considered the owners or holders of depositary shares under our certificate of incorporation or the deposit agreement, including for purposes of receiving any reports or notices delivered by us. Accordingly, each person owning a beneficial interest in the depositary receipts must rely on the procedures of DTC and, if that person is not a participant, on the procedures of the participant through which that person owns its beneficial interest, in order to exercise any rights of a holder of depositary shares.

If we discontinue the book-entry-only form system of registration, we will replace the global depositary receipt with depositary receipts in certificated form registered in the names of the beneficial owners.

Same-Day Settlement

As long as the depositary shares are represented by a global depositary receipt registered in the name of DTC, or its nominee, the depositary shares will trade in the DTC Same-Day Funds Settlement System. DTC requires secondary market trading activity in the depositary shares to settle in immediately available funds. This requirement may affect trading activity in the depositary shares.

Payment of Dividends

We will pay dividends, if any, on the Preferred Stock represented by depositary shares in book-entry form to the depositary. In turn, the depositary will deliver the dividends to DTC in accordance with the arrangements then in place between the depositary and DTC. Generally, DTC will be responsible for crediting the dividend payments it receives from the depositary to the accounts of DTC participants, and each participant will be responsible for disbursing the dividend payment for which it is credited to the holders that it represents. As long as the depositary shares are represented by a global depositary receipt, we will make all dividend payments in immediately available funds.

If depositary receipts are issued in certificated form, dividends generally will be paid by check mailed to the holders of the depositary receipts on the applicable record date at the address appearing on the security register.

Notices

Any notices required to be delivered to you will be given by the depositary to DTC for communication to its participants.

If the depositary receipts are issued in certificated form, notices to you also will be given by mail to the addresses of the holders as they appear on the security register.

THE EXCHANGE OFFER

Generally

We are offering to exchange, on the terms and subject to the conditions set forth in this Prospectus and in the accompanying letter of transmittal, newly issued depositary shares, each representing a 1/40th interest in a share of our Preferred Stock, for up to $300,000,000 in liquidation amount of the issued and outstanding Trust Preferred Securities, subject to prorationing based on the Acceptance Priority Levels set forth in the table on the cover of this Prospectus. For each $1,000 in liquidation amount of Trust Preferred Securities that we accept for exchange in accordance with the terms of the Exchange Offer, we will pay the applicable consideration in the amount set forth in the table on the cover of this Prospectus.

For a description of the terms of the Preferred Stock and the depositary shares representing proportional interests in the Preferred Stock being offered in the Exchange Offer, see “Description of the Preferred Stock” and “Description of the Depositary Shares.”

Purpose of the Exchange Offer

As a result of the adoption of the bank capital and liquidity standards under BASEL III, beginning in 2013, trust preferred securities will eventually cease to be considered Tier 1 Capital. The Exchange Offer is intended to improve our Tier 1 Capital in anticipation of BASEL III by replacing a portion of the Trust Preferred Securities with Preferred Stock, which we believe will qualify as additional Tier 1 Capital under BASEL III.

Consideration

The total consideration being offered for each series of Trust Preferred Securities is set forth in the table on the cover of this Prospectus. For each $1,000 in liquidation preference of Trust Preferred Securities tendered at or prior to the Early Exchange Deadline and accepted for exchange in accordance with the terms of the Exchange Offer, we will issue depositary shares representing proportional interests in our Preferred Stock with a liquidation preference equal to $1,000 (i.e., 40 depositary shares) and make the applicable cash payment (if any) set forth in the table on the cover of this Prospectus. Trust Preferred Securities tendered after the Early Exchange Deadline will not be eligible for the Early Exchange Premium. Accordingly, for each $1,000 in liquidation amount of Trust Preferred Securities tendered after the Early Exchange Deadline and accepted for exchange in accordance with the terms of the Exchange Offer, we will issue depositary shares representing proportional interests in our Preferred Stock with a liquidation preference equal to only $950 (i.e., 38 depositary shares) and make the applicable cash payment (if any) set forth in the table on the cover of this Prospectus.

We will pay cash for any accumulated and unpaid distributions on any Trust Preferred Securities accepted in the Exchange Offer up to but excluding the Settlement Date.

Acceptance Priority Levels; Prorationing

The aggregate liquidation amount of all Trust Preferred Securities accepted will not exceed the Maximum Exchange Amount. The table contained on the cover of this Prospectus sets forth certain information regarding the series of Trust Preferred Securities that are the subject of the Exchange Offer, along with the Acceptance Priority Levels for prorationing and non-acceptance.

We will not accept for exchange Trust Preferred Securities with an aggregate liquidation amount that exceeds the Maximum Exchange Amount of $300,000,000. If the aggregate liquidation amount of all Trust Preferred Securities tendered in the Exchange Offer exceeds the Maximum Exchange Amount, we will, subject to the terms and conditions of the Exchange Offer, accept for exchange the Trust Preferred Securities tendered in the Exchange Offer in accordance with their Acceptance Priority Levels as set forth on the table on the cover of this Prospectus, with Level 1 being the highest priority level. We will, subject to the terms and conditions of the Exchange Offer, accept all Trust Preferred Securities tendered in the Exchange Offer having a higher Acceptance Priority Level before we accept any tendered Trust Preferred Securities having a lower Acceptance Priority Level. If the remaining Maximum Exchange Amount is not adequate to accept for exchange all of the validly tendered and not validly withdrawn Trust Preferred Securities of a particular Acceptance Priority Level we will (subject to the terms and conditions of the Exchange Offer) accept such Trust Preferred Securities on a pro rata basis (rounded downward, if necessary, to the nearest authorized denomination for such Trust Preferred Securities). Huntington Capital I TRUPS and Huntington Capital II TRUPS may only be tendered in denominations of $1,000 principal amount and integral multiples thereof. Sky Financial III TRUPS and Sky Financial IV TRUPS may only be tendered in denominations of $100,000 principal amount and integral multiples thereof. If, as a result of proration, the liquidation amount of such Trust Preferred Securities in any individual tender that we would not accept is less than the minimum authorized denomination for such Trust Preferred Securities, then we will not accept any such Trust Preferred Securities in such tender.

Subject to the terms and conditions of the Exchange Offer, all Trust Preferred Securities with Acceptance Priority Level 1 that are tendered for exchange on or prior to the Expiration Date will be accepted for exchange. The prorationing applicable to the Trust Preferred Securities with Acceptance Priority Level 2 cannot be calculated until the Exchange Offer has been completed. As a result, at the time you tender your Trust Preferred Securities of those series, you will not know whether we will accept any or all of your tendered Trust Preferred Securities. For example, if all of the Trust Preferred Securities with an Acceptance Priority Level 1 are tendered for exchange in the Exchange Offer, we will accept $259,630,000 in liquidation preference of such Trust Preferred Securities, leaving approximately $40,370,000 in liquidation preference of Preferred Stock available for issuance for Trust Preferred Securities with an Acceptance Priority Level 2. If the amount remaining is insufficient to accept all Trust Preferred Securities with an Acceptance Priority Level 2 that were tendered, then we will reduce (on a pro rata basis) the number of Trust Preferred Securities of Acceptance Priority Level 2 that we accept in the Exchange Offer to remain within this limit.

In the event that prorationing of a series of Trust Preferred Securities is required, we will determine the final prorationing factor promptly after the Expiration Date and will announce the results of prorationing by press release. In applying the prorationing factor, we will multiply the amount of each tender by the prorationing factor and round the resultant amount down to the nearest authorized denomination for the applicable series of Trust Preferred Securities. You may also obtain this information from the Information Agent or the Dealer Manager after we have made the determination. In the event that any of your Trust Preferred Securities are not accepted for exchange due to prorationing, we will promptly return those Trust Preferred Securities to you.

Trust Merger; Exchange of Acquired Trust Preferred Securities for Underlying Debentures and Cancellation of those Debentures

Promptly following the consummation of the Exchange Offer we plan to merge the issuer of the Sky Financial IV TRUPS into a newly created Delaware statutory trust as permitted by the terms of the Trust’s governing documents (the “Trust Merger”). In connection with the Trust Merger, the applicable Trust Preferred Securities we acquire in the Exchange Offer will be exchanged for an equivalent aggregate principal amount of underlying debentures of the applicable series which we will then submit for cancellation by the indenture trustee under the applicable indenture and all such Trust Preferred Securities not acquired by us in the Exchange Offer will be converted into trust preferred securities of the applicable new trust with terms substantially identical to the terms of Sky Financial Capital Trust IV. The Trust Merger will not adversely affect the rights of the holders of any of the applicable series of Trust Preferred Securities.

We will not effect trust mergers for any of Huntington Capital I, Huntington Capital II and Sky Financial Capital Trust III. Pursuant to the governing documents for each of those trusts, we will exchange the Trust Preferred Securities that we acquire in the Exchange Offer for an equivalent aggregate principal amount of underlying debentures of the applicable series, which we will then submit for cancellation by the indenture trustee under the applicable indenture.

Conditions of the Exchange Offer

Notwithstanding any other provision of the Exchange Offer, we will not be required to accept for exchange, or to issue our depositary shares representing proportional interests in our Preferred Stock in respect of, any Trust Preferred Securities tendered pursuant to the Exchange Offer, and may terminate, extend or amend the Exchange Offer and may (subject to Rule 14e-1 under the Exchange Act) postpone the acceptance for exchange of, and issuance of our depositary shares representing proportional interests in our Preferred Stock in respect of, any Trust Preferred Securities so tendered in the Exchange Offer, if, in our reasonable judgment, any of the following conditions exist prior to the Expiration Date:

•

there has been instituted or threatened in writing, or there is pending, any action, proceeding or investigation by or before any governmental authority, including any court or any governmental, regulatory or administrative branch or agency, tribunal or instrumentality (including the Federal Reserve), that challenges the Exchange Offer or otherwise relates in any manner to the Exchange Offer that, in our reasonable judgment, has had, could or could reasonably be expected (a) to prohibit, prevent or delay consummation of the Exchange Offer, (b) to materially impair the contemplated benefits to us of the Exchange Offer, or otherwise result in the consummation of the Exchange Offer not being, or not reasonably likely to be, in our best interest, or (c) to have a material adverse effect on the business, condition (financial or otherwise), income, operations or prospects of Huntington and its subsidiaries, taken as a whole (any of the effects described in clause (a), (b) or (c), a “Material Adverse Effect”);

•

there has been proposed, enacted, entered, issued, promulgated, enforced or deemed applicable by any governmental authority, including any court or any governmental, regulatory or administrative branch or agency, tribunal or instrumentality (including the Federal Reserve), any order, statute, rule, regulation, judgment, injunction, stay, decree, executive order, or any change in the interpretation of any of the foregoing, that, in our reasonable judgment, has had, could or could reasonably be expected to have, a Material Adverse Effect;

•

there has been proposed, enacted, entered, issued, promulgated, enforced or deemed applicable to Huntington, any change in United States Generally Accepted Accounting Principles that in our reasonable judgment has had, could or could reasonably be expected to have a Material Adverse Effect;

•	there has occurred, or is reasonably likely to occur, any Material Adverse Effect;

•	there has occurred:

•	any general suspension of, or limitation on, prices for trading in securities in the United States securities or financial markets;

•	any material adverse change in the price of our common stock in the United States securities or financial markets;

•	a declaration of a banking moratorium or any suspension of payments in respect to banks in the United States;

•

any limitation (whether or not mandatory) by any government or any governmental, regulatory or administrative authority, agency or instrumentality, or other event that, in our reasonable judgment would, or would be reasonably likely to affect the extension of credit by banks or other lending institutions; or

•

a commencement or significant worsening of a war or armed hostilities or other national or international calamity, including but not limited to, catastrophic terrorist attacks against the United States or its citizens; or

•	solely with respect to the acceptance for exchange of Sky Financial IV TRUPS, we have not received reasonable assurances that the Trust Merger can be completed promptly following the Expiration Date.

In addition to the conditions described above, and notwithstanding any other provision of the Exchange Offer, we will not be required to accept for exchange, or to issue our depositary shares representing proportional interests in our Preferred Stock in respect of, any Trust Preferred Securities tendered pursuant to the Exchange Offer, and may terminate, extend or amend the Exchange Offer and may (subject to Rule 14e-1 under the Exchange Act) postpone the acceptance for exchange of, and issuance of our depositary shares representing proportional interests in our Preferred Stock in respect of, any Trust Preferred Securities so tendered in the Exchange Offer unless the registration statement of which this Prospectus forms a part becomes effective and no stop order suspending the effectiveness of the registration statement and no proceedings for that purpose have been instituted or are pending, or to our knowledge, are contemplated or threatened by the SEC.

All conditions to the Exchange Offer must be satisfied or waived prior to the Expiration Date. The Exchange Offer is not subject to any minimum tender condition.

We expressly reserve the right subject to applicable law to amend or terminate the Exchange Offer and to reject for exchange any of the Trust Preferred Securities not previously accepted for exchange, upon the occurrence of any of the conditions to the Exchange Offer, as specified above. In addition, we expressly reserve the right, at any time or at various times, to waive any conditions of the Exchange Offer, in whole or in part (including the right to waive a particular condition with respect to any one or more Exchange Offer and not with respect to any others), except as to the requirement that the registration statement be declared effective, which condition we will not waive. We will give oral or written notice (with any oral notice to be promptly confirmed in writing) of any amendment, non-acceptance, termination or waiver to the Exchange Agent as promptly as practicable, followed by a timely press release.

These conditions are for our sole benefit, and we may assert them with respect to the Exchange Offer, regardless of the circumstances that may give rise to them, or waive them in whole or in part, with respect to the Exchange Offer, at any or at various times in our sole discretion. If we fail at any time to exercise any of the foregoing rights with respect to the Exchange Offer, this failure will not constitute a waiver of such right with respect to the Exchange Offer. The conditions to the Exchange Offer, other than those dependent upon the receipt of necessary government approvals to consummate the Exchange Offer, if any, must be satisfied or otherwise waived by us on or prior to the Expiration Date.

Expiration Date; Extension; Termination; Amendment

The Exchange Offer will expire at 11:59 p.m., New York City time, on December 27, 2011, unless extended or earlier terminated by us. The term “Expiration Date” means such date and time or, if the Exchange Offer is extended, then the latest date and time to which the Exchange Offer is so extended. In any event, we will hold the Exchange Offer open for at least 20 business days. If you tender your Trust Preferred Securities at or prior to the Early Exchange Deadline, you will be entitled to receive an Early Exchange Premium in the amount set forth in the table on the cover of this Prospectus. If you tender Trust Preferred Securities after the Early Exchange Deadline, you will be entitled to receive the depositary shares representing our Preferred Stock (excluding the Early Exchange Premium) and any additional cash consideration specific to a particular series of Trust Preferred Securities.

We reserve the right to extend the period of time that the Exchange Offer is open, if we elect to extend the Exchange Offer, and to delay acceptance for exchange of the Trust Preferred Securities tendered in the Exchange Offer, by giving oral or written notice to the Exchange Agent and by a public announcement no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. During any such extension, all Trust Preferred Securities previously tendered and not validly withdrawn in the Exchange Offer will remain subject to the Exchange Offer and subject to your right to withdraw the Trust Preferred Securities in accordance with the Exchange Offer. We also reserve the right to waive any and all conditions to or amend the Exchange Offer in any respect, including terminating the Exchange Offer or extending the Early Exchange Deadline.

If we terminate or amend the Exchange Offer, we will notify the Exchange Agent by oral or written notice and will issue a timely public announcement regarding the termination or amendment. Upon termination of the Exchange Offer for any reason, any Trust Preferred Securities previously tendered in the Exchange Offer will be promptly returned to the tendering holders.

If we make a material change in the terms of the Exchange Offer, or to the information concerning the Exchange Offer, or waive a material condition of the Exchange Offer, we will promptly disseminate disclosure regarding the changes to the Exchange Offer, and extend the Exchange Offer, if required by law, so that the Exchange Offer remains open a minimum of five business days from the date we disseminate disclosure regarding such changes.

Procedures for Tendering Trust Preferred Securities

Generally

In order to receive depositary shares representing proportional interests in our Preferred Stock in exchange for your Trust Preferred Securities, you must validly tender your Trust Preferred Securities prior to the Expiration Date and not validly withdraw them. Huntington Capital I TRUPS and Huntington Capital II TRUPS may only be tendered in denominations of $1,000 principal amount and integral multiples thereof. Sky Financial III TRUPS and Sky Financial IV TRUPS may only be tendered in denominations of $100,000 principal amount and integral multiples thereof.

If you hold your Trust Preferred Securities through a bank, broker, custodian, trust company or other nominee, in order to validly tender Trust Preferred Securities in the Exchange Offer, you must follow the instructions provided by your bank, broker, custodian, trust company or other nominee with regard to procedures for tendering your Trust Preferred Securities, in order to enable your bank, broker, custodian, trust company or other nominee to comply with the procedures described below. Beneficial owners are urged to appropriately instruct their bank, broker, custodian, trust company or other nominee at least five business days prior to the Expiration Date (or, if they wish to receive the Early Exchange Premium, the Early Exchange Deadline) in order to allow adequate processing time for their instruction.

In order for your bank, broker, custodian, trust company or other nominee to validly tender Trust Preferred Securities in the applicable Exchange Offer, such bank, broker, custodian, trust company or other nominee must deliver to the Exchange Agent via DTC an electronic message that will contain:

•	your acknowledgment and agreement to, and agreement to be bound by, the terms of the accompanying letter of transmittal; and

•	a timely confirmation of book-entry transfer of your Trust Preferred Securities into the Exchange Agent’s account.

You may obtain copies of the required form of the letter of transmittal from the Exchange Agent.

Should you have any questions as to the procedures for tendering your Trust Preferred Securities, please call your bank, broker, custodian, trust company or other nominee, or call our Information Agent, Global Bondholder Services Corporation, at 866-612-1500.

We are not providing for guaranteed delivery procedures and therefore you must allow sufficient time for the necessary tender procedures to be completed during normal business hours of DTC prior to the Expiration Date or, if you wish to receive the Early Exchange Premium, the Early Exchange Deadline. Tenders received by the Exchange Agent after the Expiration Date will be disregarded and have no effect. Tenders not received by the Exchange Agent on or prior to the Early Exchange Deadline will not be eligible to receive the Early Exchange Premium.

Delivery of Trust Preferred Securities and the method of delivery of all other required documents are at your election and risk, and, except as otherwise provided in the accompanying letter of transmittal, delivery will be deemed made only when actually received by the Exchange Agent. If delivery of any document is by mail, we suggest that you use properly insured, registered mail, with a return receipt requested, and that the mailing be made sufficiently in advance of the Expiration Date to permit delivery to the Exchange Agent prior to the Expiration Date (or, if you wish to receive the Early Exchange Premium, the Early Exchange Deadline).

Tendering your Trust Preferred Securities pursuant to any of the procedures described herein, and acceptance thereof by us for exchange, will constitute a binding agreement between you and us, upon the terms and subject to the conditions of the Exchange Offer. By executing the accompanying letter of transmittal (or by tendering Trust Preferred Securities through book-entry transfer), and subject to and effective upon acceptance for exchange of, and issuance of shares of our depositary shares representing proportional interests in our Preferred Stock and any applicable cash consideration for, the Trust Preferred Securities tendered therewith, you, among other things: (i) irrevocably sell, transfer, convey and assign to or upon the order of Huntington all right, title and interest in and to the Trust Preferred Securities tendered thereby; (ii) waive any and all other rights with respect to such Trust Preferred Securities (including with respect to any existing or past defaults and their consequences in respect of such Trust Preferred Securities and any undeclared dividends or unpaid distributions, as applicable); and (iii) release and discharge Huntington and its subsidiaries from any and all claims that you may have now, or may have in the future, arising out of, or related to, such Trust Preferred Securities, including any claims that you are entitled to receive additional payments with respect to such Trust Preferred Securities or to participate in any redemption or defeasance of such Trust Preferred Securities.

Further, by executing the accompanying letter of transmittal (or by tendering Trust Preferred Securities through book-entry transfer), and subject to and effective upon acceptance for exchange of the Trust Preferred Securities tendered therewith, you irrevocably constitute and appoint the Exchange Agent as your true and lawful agent and attorney-in-fact with respect to any such tendered Trust Preferred Securities, with full power of substitution and resubstitution (such power of attorney being deemed to be an irrevocable power coupled with an interest) to (a) deliver certificates representing such Trust Preferred Securities, or transfer ownership of such Trust Preferred Securities on the account books maintained by DTC, together, in any such case, with all accompanying evidences of transfer and authenticity, to Huntington, (b) present such Trust Preferred Securities for transfer on the relevant security register and (c) receive all benefits or otherwise exercise all rights of beneficial ownership of such Trust Preferred Securities (except that the Exchange Agent will have no rights to, or control over, the shares of our Preferred Stock issued in respect of such Trust Preferred Securities, except (A) as described in the accompanying letter of transmittal or (B) as your agent, all in accordance with the terms of the applicable Exchange Offer).

In all cases, exchange of Trust Preferred Securities accepted for exchange in the Exchange Offer will be made only after timely receipt by the Exchange Agent or confirmation of book-entry transfer of such Trust Preferred Securities, a properly completed and duly executed accompanying letter of transmittal (or a facsimile thereof or satisfaction of the procedures of DTC) and any other documents required thereby.

Tender of Trust Preferred Securities Held Through DTC

DTC participants must electronically transmit their acceptance of an Exchange Offer by causing DTC to transfer their Trust Preferred Securities to the Exchange Agent in accordance with DTC’s ATOP procedures for such a transfer. DTC will then send an Agent’s Message to the Exchange Agent.

The term “Agent’s Message” means a message transmitted by DTC, received by the Exchange Agent and forming a part of the Book-Entry Confirmation (defined below), which states that DTC has received an express acknowledgment from the DTC participant tendering Trust Preferred Securities that are the subject of such Book-Entry Confirmation that such participant has received and agrees to be bound by the terms of the Exchange Offer, as set forth in this Prospectus and the accompanying letter of transmittal, and that we may enforce such agreement against such participant. You should allow sufficient time for completion of the ATOP procedures during the normal business hours of DTC on the Expiration Date. Tenders not received by the applicable Exchange Agent on or prior to the Expiration Date will be disregarded and have no effect. Tenders not received by the Exchange Agent on or prior to the Early Exchange Deadline will not be eligible to receive the Early Exchange Premium.

Signature Guarantees

Signatures on the accompanying letter of transmittal must be guaranteed by a firm that is a participant in the Security Transfer Agents Medallion Program or the Stock Exchange Medallion Program or is otherwise an “eligible guarantor institution” as that term is defined in Rule 17Ad-15 under the Exchange Act (generally a member of a registered national securities exchange, a member of the Financial Industry Regulatory Authority, Inc. (“FINRA”) or a commercial bank or trust company having an office in the United States) (an “Eligible Institution”), unless (i) such accompanying letter of transmittal is signed by the registered holder of the Trust Preferred Securities tendered therewith and the depositary shares representing proportional interests in the Preferred Stock issued in exchange for Trust Preferred Securities are to be issued in the name of and delivered to, or if any Trust Preferred Securities not accepted for exchange are to be returned to, such holder, or (ii) such Trust Preferred Securities are tendered for the account of an Eligible Institution.

Book-Entry Transfer

The Exchange Agent, promptly after the date of this Prospectus (to the extent such arrangements have not been previously made), will establish and maintain an account with respect to the Trust Preferred Securities at DTC. Any financial institution that is a DTC participant and whose name appears on a security position listing as the owner of Trust Preferred Securities may make book-entry delivery of such Trust Preferred Securities by causing DTC to transfer such Trust Preferred Securities into the Exchange Agent’s account in accordance with DTC’s procedures for such transfer. The confirmation of a book-entry transfer of Trust Preferred Securities into the Exchange Agent’s account at DTC is referred to herein as a “Book-Entry Confirmation.” Although delivery of Trust Preferred Securities may be effected through book-entry transfer into the Exchange Agent’s account at DTC, an Agent’s Message, and any other required documents, must, in any case, be transmitted to and received by the Exchange Agent at its address set forth on the back cover of this Prospectus on or before the Expiration Date or, if you wish to receive the Early Exchange Premium, the Early Exchange Deadline. Delivery of documents to DTC does not constitute delivery to the Exchange Agent.

Validity

All questions as to the form of all documents and the validity (including time of receipt) and acceptance of all tenders of Trust Preferred Securities will be determined by us, in our sole discretion, the determination of which shall be final and binding. Alternative, conditional or contingent tenders of Trust Preferred Securities will not be considered valid. We reserve the absolute right, in our sole discretion, to reject any or all tenders of Trust Preferred Securities that are not in proper form or the acceptance of which, in our opinion would be unlawful. We also reserve the right to waive any defects, irregularities or conditions of tender as to particular Trust Preferred Securities.

Any defect or irregularity in connection with tenders of Trust Preferred Securities must be cured within such time as we determine, unless waived by us. Tenders of Trust Preferred Securities shall not be deemed to have been made until all defects and irregularities have been waived by us or cured. A defective tender (which defect is not waived by us) will not constitute a valid tender of Trust Preferred Securities. None of Huntington, the Exchange Agent, the Information Agent, the Dealer Manager or any other person will be under any duty to give notice of any defects or irregularities in the tenders of Trust Preferred Securities, or will incur any liability to holders for failure to give any such notice.

Guaranteed Delivery

We have not provided guaranteed delivery provisions in connection with the Exchange Offer. Holders must tender their Trust Preferred Securities in accordance with the procedures set forth in this Prospectus.

Compliance with “Short Tendering” Rule

It is a violation of Rule 14e-4 (promulgated under the Exchange Act) for a person, directly or indirectly, to tender Trust Preferred Securities with Acceptance Priority Level 2 for his own account unless the person so tendering (a) has a net long position equal to or greater than the aggregate liquidation amount of Trust Preferred Securities being tendered and (b) will cause such Trust Preferred Securities to be delivered in accordance with the terms of the Exchange Offer. Rule 14e-4 provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person.

A tender of Trust Preferred Securities with Acceptance Priority Level 2 in response to the Exchange Offer under any of the procedures described above will constitute a binding agreement between the tendering holder and us with respect to the Exchange Offer upon the terms and subject to the conditions of the Exchange Offer, including the tendering holder’s acceptance of the terms and conditions of the Exchange Offer, as well as the tendering holder’s representation and warranty that (a) such holder has a net long position in the Trust Preferred Securities being tendered pursuant to the Exchange Offer within the meaning of Rule 14e-4 under the Exchange Act and (b) the tender of such Trust Preferred Securities complies with Rule 14e-4.

Withdrawal of Tenders

You may withdraw your tender of Trust Preferred Securities deposited with the applicable Exchange Agent at any time prior to the Expiration Date. In addition, if not previously returned, you may withdraw Trust Preferred Securities that you tender that are not accepted by us for exchange after January 26, 2012. For a withdrawal to be effective, the Exchange Agent must receive a computer generated notice of withdrawal, transmitted by DTC on behalf of the holder in accordance with DTC’s procedures. Any notice of withdrawal must:

•	specify the name of the person that tendered the Trust Preferred Securities to be withdrawn;

•	identify the Trust Preferred Securities to be withdrawn and the liquidation preference and liquidation amount, as applicable, of such Trust Preferred Securities;

•	include a statement that the holder is withdrawing its election to exchange the Trust Preferred Securities; and

•

be signed by the holder in the same manner as the original signature on the accompanying letter of transmittal by which such Trust Preferred Securities were tendered or otherwise as described above, including any required signature guarantee.

Any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn Trust Preferred Securities or otherwise comply with DTC’s procedures.

Any Trust Preferred Securities withdrawn will not have been validly tendered for purposes of the Exchange Offer. Any Trust Preferred Securities that have been tendered for exchange, but which are not exchanged for any reason, will be credited to an account with DTC specified by the holder, as soon as practicable after withdrawal, rejection of tender or termination of the Exchange Offer. Properly withdrawn Trust Preferred Securities may be re-tendered or tendered, as applicable, by following one of the procedures described under “The Exchange Offer—Procedures for Tendering Trust Preferred Securities.”

If you wish to withdraw Trust Preferred Securities that you previously tendered or deposited with the applicable Exchange Agent but did not tender, as applicable, through a bank, broker, custodian, trust company or other nominee, you should contact your bank, broker, custodian, trust company or other nominee for instructions on how to withdraw your Trust Preferred Securities.

Any securities tendered prior to the Early Exchange Deadline and subsequently withdrawn will not be eligible for the Early Exchange Premium.

Security Ownership

Neither we, nor to the best of our knowledge, any of our executive officers, directors, affiliates or subsidiaries nor, to the best of our knowledge, any of our subsidiaries’ directors or executive officers, nor any associates or subsidiaries of any of the foregoing, (a) own any Trust Preferred Securities or (b) have effected any transactions involving the Trust Preferred Securities during the 60-day period prior to the date of this Prospectus.

Consequences of Failure to Exchange Trust Preferred Securities

Trust Preferred Securities not exchanged in the Exchange Offer will remain outstanding after consummation of the Exchange Offer. If your Trust Preferred Securities are tendered and accepted for exchange in the Exchange Offer, you will be giving up your right to any future distributions on your Trust Preferred Securities and we cannot offer any assurance that we will pay, or that we will be permitted to pay, dividends on our Preferred Stock in the future. As described above, we currently intend to deliver any Trust Preferred Securities accepted for exchange in the Exchange Offer to the applicable trustee for cancellation, including pursuant to the Trust Merger. As a result, the number of Trust Preferred Securities of any series available for trading may be substantially reduced, and this may have a significant and adverse effect on the liquidity of any trading market for, and the price of, the Trust Preferred Securities of that series not exchanged in the Exchange Offer and may result in the Trust Preferred Securities of that series being illiquid for an indefinite period of time.

No Appraisal/Dissenters’ Rights

No appraisal or dissenters’ rights are available to holders of Trust Preferred Securities under applicable law in connection with the Exchange Offer.

Accounting Treatment

For Trust Preferred Securities exchanged for Preferred Stock, we will transfer the Trust Preferred Securities to the applicable Trust in exchange for a like amount of the related underlying debentures issued by us. Those debentures will be surrendered to the applicable trustee for cancellation. Upon cancellation of the debentures, we will derecognize the carrying amount of those debentures, which are currently recorded as long-term debt.

We will record the par amount of the shares issued as Preferred Stock. The excess of the par amount of the shares of Preferred Stock over their fair value will be recorded as a discount within stockholder’s equity. The excess of the carrying amount of the debentures retired over the fair value of the Preferred Stock issued, and any additional cash consideration tendered, will be recorded in the current earnings of the period during which the transaction will occur.

Securities Issuable in the Exchange Offer

The following table shows the approximate number of shares that could be issued in connection with the Exchange Offer.

Transaction	Security	Number of Securities Issuable (assuming 50% Participation in Exchange Offer)	Number of Securities Issuable (assuming 25% Participation in Exchange Offer)
Exchange Offer	Preferred Stock	167,315	83,657
Exchange Offer	Depositary Shares	6,692,600	3,346,300

Subsequent Repurchases

Following completion of the Exchange Offer, we may repurchase additional Trust Preferred Securities that remain outstanding in the open market, in privately negotiated transactions or otherwise. Future repurchases of Trust Preferred Securities that remain outstanding after the Exchange Offer may be on terms that are more or less favorable than the Exchange Offer. Future repurchases, if any, will depend on many factors, including market conditions and the condition of our business.

Exchange Agent

Global Bondholder Services Corporation is the Exchange Agent for the Exchange Offer. The letter of transmittal and all correspondence in connection with the Exchange Offer should be sent or delivered by each holder of Trust Preferred Securities, or a beneficial owner’s bank, broker, custodian, trust company or other nominee to the Exchange Agent at the address listed on the back cover page of this Prospectus. We will pay the Exchange Agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses.

Information Agent

Global Bondholder Services Corporation is the Information Agent for the Exchange Offer. Questions concerning the terms of the Exchange Offer or tender procedures and requests for additional copies of this Prospectus or the accompanying letter of transmittal should be directed to the Information Agent at the address and telephone number on the back cover page of this Prospectus. Holders of Trust Preferred Securities may also contact their bank, broker, custodian, trust company or other nominee concerning the Exchange Offer. We will pay the Information Agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses.

Dealer Manager

The Dealer Manager for the Exchange Offer is Goldman, Sachs & Co. As Dealer Manager for the Exchange Offer, Goldman, Sachs & Co. will perform services customarily provided by investment banking firms acting as dealer manager of exchange offers of a like nature, including, but not limited to, soliciting tenders of Trust Preferred Securities pursuant to the Exchange Offer and communicating generally regarding the Exchange Offer with banks, brokers, custodians, trust companies, nominees and other persons, including the holders of the Trust Preferred Securities. We will pay the Dealer Manager reasonable and customary fees for its services, will reimburse it for its reasonable out-of-pocket expenses, and indemnify it against certain liabilities in connection with the Exchange Offer, including certain liabilities under Federal securities laws.

Transfer Taxes

We will pay all transfer taxes, if any, imposed by the United States or any jurisdiction therein with respect to the exchange of Trust Preferred Securities pursuant to the Exchange Offer (for the avoidance of doubt, transfer taxes do not include income or back-up withholding taxes). If a transfer tax is imposed for any reason other than the exchange of Trust Preferred Securities pursuant to the Exchange Offer or by any jurisdiction outside the United States, then the amount of any such transfer tax (whether imposed on the registered holder or any other person) will be payable by the tendering holder.

Brokerage Commissions

Holders that tender their Trust Preferred Securities to the Exchange Agent do not have to pay a brokerage fee or commission to us or the Exchange Agent. However, if a tendering holder handles the transaction through its bank, broker, custodian, trust company or other nominee, that holder may be required to pay brokerage fees or commissions to its bank, broker, custodian, trust company or other nominee.

Fees and Expenses

We will bear the expenses of soliciting tenders of the Trust Preferred Securities. The principal solicitation is being made by e-mail. Additional solicitation may, however, be made by mail, facsimile transmission or telephone, or in person by our officers and other employees and those of our affiliates and others acting on our behalf.

Fairness Opinion

We are not making a recommendation as to whether you should exchange your Trust Preferred Securities in the Exchange Offer. We have not retained, and do not intend to retain, any unaffiliated representative to act solely on behalf of the holders of the Trust Preferred Securities for purposes of negotiating the Exchange Offer or preparing a report concerning the fairness of the Exchange Offer. The value of the depositary shares representing proportional interests in the Preferred Stock to be issued in the Exchange Offer may not equal or exceed the value of the Trust Preferred Securities tendered. You must make your own independent decision regarding your participation in the Exchange Offer.

MARKET PRICE AND DIVIDEND

Market Price of the Preferred Stock

The Preferred Stock and the related depositary shares are new issues of securities with no established trading market and no prior history of dividends.

Market Price of Trust Preferred Securities

The Trust Preferred Securities are not currently listed on any exchange, and there are no quotable prices for the Trust Preferred Securities.

COMPARISON OF RIGHTS BETWEEN THE TRUST PREFERRED SECURITIES AND THE DEPOSITARY SHARES REPRESENTING PROPORTIONAL INTERESTS IN THE PREFERRED STOCK

The following briefly summarizes the material differences between the rights of holders of the Trust Preferred Securities as currently in effect and of holders of the depositary shares representing proportional interests in the Preferred Stock to be issued in the Exchange Offer. The discussion below is a summary and is qualified in its entirety by reference to our charter, including the articles supplementary, the amended and restated declaration of trust of each of the Huntington Capital I TRUPS, Huntington Capital II TRUPS, Sky Financial III TRUPS and Sky Financial IV TRUPS (the “Declarations of Trust”) and the indentures governing the related underlying series of junior subordinated debt and our amended and restated bylaws (“bylaws”), each of which is an exhibit to the registration statement of which this Prospectus is a part. We urge you to read these documents for a more complete understanding of the differences between the Trust Preferred Securities and the Preferred Stock.

Governing Documents

Trust Preferred Securities:    Holders of Trust Preferred Securities have their rights set forth in the applicable Declaration of Trust, the Statutory Trust Act of the State of Delaware and the Trust Indenture Act.

Preferred Stock:    Holders of depositary shares representing proportional interests in the Preferred Stock that have their rights set forth in our charter, the articles supplementary, the by-laws and Maryland law.

Dividends and Distributions

Trust Preferred Securities:    Holders of the Trust Preferred Securities are entitled to receive cumulative distributions at a floating percentage rate, payable either quarterly or semi-annually, depending on the series of Trust Preferred Securities. Distributions not paid when due accumulate additional distributions. The funds available to each trust for distributions on the Trust Preferred Securities are limited to payments received from Huntington on the series of junior subordinated debt held by the applicable trust.

Preferred Stock:    Holders of depositary shares representing proportional interests in the Preferred Stock will be entitled to receive dividends when, as and if declared by our board of directors. Dividends on the Preferred Stock will not be cumulative. See “Description of the Preferred Stock—Dividends.”

Ranking

Trust Preferred Securities:    The Trust Preferred Securities rank senior to our common stock and the Preferred Stock with respect to rights upon our liquidation, dissolution or winding up. The Trust Preferred Securities rank junior in right of payment to our “senior indebtedness.” The liquidation amount of the Trust Preferred Securities is $1,000 per security, plus any accumulated and unpaid distributions on such Trust Preferred Security.

Preferred Stock:    Our Preferred Stock will rank (1) on a parity with our 8.50% Series A Non-Cumulative Perpetual Convertible Preferred Stock, par value $0.01 and liquidation preference per share of $1,000 (the “Series A Preferred Stock”) and each class or series of preferred stock we may issue in the future the terms of which expressly provide that such class or series will rank on a parity with the Preferred Stock as to dividend rights and rights on liquidation, winding up and dissolution of Huntington (collectively, the “parity securities”) and (2) senior to our common stock and (3) junior to all our other securities, including our Trust Preferred Securities, and to indebtedness with respect to dividend rights and rights upon our liquidation, dissolution and winding up.

Conversion Rights

Trust Preferred Securities:    The Trust Preferred Securities are not convertible into our Common Shares.

Preferred Stock:    The Preferred Stock is not convertible into any other of our securities.

Voting Rights

Trust Preferred Securities:    Generally, holders of the Trust Preferred Securities do not have any voting rights with respect to Huntington, but do have the right to vote on modifications to certain documents governing the Trust Preferred Securities.

Preferred Stock:    Holders of depositary shares representing proportional interests in our Preferred Stock will generally have no voting rights, except with respect to certain fundamental changes in the terms of the Preferred Stock and certain other matters. In addition, if dividends on the Preferred Stock are not paid in full for six dividend periods, whether consecutive or not, the holders of depositary shares representing proportional interests in the Preferred Stock, acting as a class with any other parity securities having similar voting rights, will have the right to elect two directors to our board. The terms of office of these directors will end when we have paid or set aside for payment full quarterly dividends for at least four consecutive dividend periods.

Redemption

Trust Preferred Securities:

Optional Redemption by the Trusts.    The Trusts will redeem the Trust Preferred Securities on the dates and to the extent the related junior subordinated debt securities are redeemed by Huntington. Huntington may redeem, in whole, at any time, or in part, from time to time, the related junior subordinated debt securities set forth in the table below on or after the date set forth below at a redemption price equal to 100% of the principal amount to be redeemed plus any accumulated and unpaid interest thereon through the date of redemption.

Title of Securities	CUSIP	Redemption Date	Redemption Price Per Security
Huntington Capital I TRUPS	446283AA1; 446283AD5	February 1, 2007	$1,000
Huntington Capital II TRUPS	446284AA9	June 15, 2008	$1,000
Sky Financial III TRUPS	830818AA8	June 30, 2011	$1,000
Sky Financial IV TRUPS	830820AA4	July 1, 2011	$1,000

Redemption at Option of Holders.    The Trust Preferred Securities are not redeemable at the option of the holders.

Preferred Stock:    We may redeem shares of the Preferred Stock at our option, either in whole or in part, on any dividend payment date on or after January 15, 2017 or upon the occurrence of certain regulatory events, each as described above under “Description of the Preferred Stock—Redemption.”

Listing

Trust Preferred Securities:    The Trust Preferred Securities are not listed for trading on any national securities exchange.

Preferred Stock:    We plan to apply for the listing of the depositary shares representing proportional interests in the Preferred Stock on the NASDAQ or another national securities exchange, provided that the applicable listing standards are met.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following summary describes the material U.S. federal income tax consequences relating to the exchange of the Trust Preferred Securities pursuant to the Exchange Offer and to the receipt, ownership and disposition of shares of our Preferred Stock received pursuant to such exchange. When we refer to Preferred Stock in this subsection, we mean both Preferred Stock and the depositary shares representing such Preferred Stock.

This summary applies to you only if you acquire the shares of our Preferred Stock in the Exchange Offer and you hold your Trust Preferred Securities and your shares of our Preferred Stock as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”) (generally, property held for investment). The tax treatment of each holder will vary depending upon such holder’s particular situation, and this discussion does not deal with all aspects of taxation that may be relevant to you in light of your personal investment or tax circumstances. This section also does not apply to you if you are a member of a class of holders subject to special rules under the U.S. federal income tax laws, such as:

•	a dealer in securities or currencies,

•	a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings,

•	a bank,

•	an insurance company,

•	a tax-exempt organization,

•	a person who owns Trust Preferred Securities that are a hedge or that are hedged against interest rate risks,

•	a person who owns Trust Preferred Securities or Preferred Stock as part of a straddle or conversion transaction for tax purposes,

•	a U.S. Holder (as defined below) whose functional currency for tax purposes is not the U.S. dollar, or

•	a U.S. expatriate.

As used herein, the term “U.S. Holder” means a beneficial owner of shares of Trust Preferred Securities or of our Preferred Stock, as applicable, that is, for U.S. federal income tax purposes:

•	a citizen or resident individual of the U.S.,

•	a domestic corporation, or other entity organized in the United States and taxable as a corporation in the United States,

•	an estate the income of which is subject to U.S. federal income tax regardless of its source, or

•	a trust if a U.S. court can exercise primary supervision over the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust.

The term “Non-U.S. Holder” means a beneficial owner of Trust Preferred Securities or of our Preferred Stock, as applicable, that is not a U.S. Holder or a partnership (or entity taxed as a partnership for U.S. federal income tax purposes).

This section does not consider the specific facts and circumstances that may be relevant to a particular holder and does not address alternative minimum tax considerations or the treatment of a holder under the laws of any state, local or foreign taxing jurisdiction or tax consequences arising under the unearned income Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010. This section is based on the tax laws of the United States, including the Code, existing and proposed regulations, and administrative and judicial interpretations, all as currently in effect. These laws are subject to change, possibly on a retroactive basis.

If a partnership holds the Trust Preferred Securities or of our Preferred Stock, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and the tax treatment of the partnership. A partner in a partnership holding Trust Preferred Securities or of our Preferred Stock should consult its tax advisor with regard to the U.S. federal income tax treatment of the Exchange Offer and of receiving, owning and disposing of shares of our Preferred Stock received pursuant to the Exchange Offer.

Please consult your own tax advisor concerning the consequences of owning the Trust Preferred Securities, participating in the Exchange Offer and of receiving, owning, and disposing of shares of our Preferred Stock received in the Exchange Offer in your particular circumstances, as well as any tax consequences that may arise under the laws of any state, local or foreign taxing jurisdiction.

Tax Consequences to Non-Exchanging Holders

Because the terms of the Trust Preferred Securities will not be modified in connection with the exchange offer, the exchange of some of the Trust Preferred Securities for our Preferred Stock should not have any U.S. federal income tax consequences for holders of Trust Preferred Securities who do not tender their Trust Preferred Securities or whose Trust Preferred Securities are not accepted for exchange in the exchange offer.

U.S. Holders

Treatment of the Exchange Offer

This subsection is based on the treatment of the Trusts as grantor trusts and on the treatment of the debt securities held by the related trusts (the “Underlying Debt Securities”) as our indebtedness for U.S. federal income tax purposes. In connection with the original issuance of the Trust Preferred Securities, Porter, Wright, Morris & Arthur (in the case of the Huntington Capital I TRUPS and Huntington Capital II TRUPS), Alston & Bird LLP (in the case of the Sky Financial III TRUPS), and DLA Piper Rudnick Gray Cary US LLP (in the case of the Sky Financial IV TRUPS), our tax counsel for those transactions, each rendered its opinion that based on certain qualifications, limitations and assumptions set forth therein, for U.S. federal income tax purposes, the relevant Trusts should be classified as grantor trusts and the Underlying Debt Securities should be classified as our indebtedness. The rest of this subsection assumes that such treatment will apply to the Trusts and the Underlying Debt Securities.

Based on the foregoing, a holder of a Trust Preferred Security is treated for U.S. federal income tax purposes as the beneficial owner of a ratable share of the Underlying Debt Securities.

Thus, the exchange of the Trust Preferred Securities for shares of our Preferred Stock pursuant to the Exchange Offer should be treated as an exchange of the Underlying Debt Securities for shares of our Preferred Stock for U.S. federal income tax purposes, and should be a recapitalization within the meaning of Section 368(a)(1)(E) of the Code. Therefore, except as described below with respect to any payments for accrued and unpaid distributions, any cash payment, or Early Exchange Premium, no gain or loss should be recognized by you upon the exchange of Trust Preferred Securities solely for shares of our Preferred Stock.

If you receive Preferred Stock and an additional cash payment in exchange for your Trust Preferred Securities, except as described below with respect to any payment for accrued and unpaid distributions, you generally should recognize gain (but not loss) in an amount equal to the lesser of (i) the sum of the amount of cash and the fair market value of the Preferred Stock received, minus the adjusted tax basis of the Trust Preferred Securities surrendered in exchange therefor, and (ii) the amount of cash you receive (excluding cash paid in respect of accrued interest and unpaid distributions). Subject to the discussion below regarding accrued market discount, such gain should generally be capital gain and will be long-term capital gain if your holding period for the Trust Preferred Securities is more than one year at the time of the exchange. Long-term capital gain of a non-corporate U.S. holder is generally taxed at preferential rates.

Your U.S. federal income tax basis in the Preferred Stock received in pursuant to the Exchange Offer should be the same as your adjusted U.S. federal income tax basis in the Trust Preferred Securities surrendered, reduced by the amount of cash received, if any, and increased by the amount of gain, if any, recognized by you on the exchange. Your holding period for such shares of Preferred Stock received by you pursuant to the Exchange Offer should include your holding period for the Trust Preferred Securities that were exchanged.

Eligible U.S. Holders whose Trust Preferred Securities are accepted in the Exchange Offer will receive a cash payment equal to the accumulated and unpaid distributions in respect of such Trust Preferred Security up to, but excluding, the date of settlement of the Exchange Offer. Any amount received by you pursuant to the Exchange Offer that is attributable to accumulated but unpaid interest on the Underlying Debt Securities should be taxable as ordinary income when accrued or received in accordance with your method of accounting for U.S. federal income tax purposes to the extent not previously taken into income.

If you acquired a Trust Preferred Security for an amount that is less than the stated principal amount of a ratable share of the Underlying Debt Securities, the amount of such difference is generally treated as “market discount” on the Underlying Debt Securities for U.S. federal income tax purposes, unless such difference is less than a specified de minimis amount. In general, market discount will be considered to accrue ratably during the period from the date of the purchase of the Trust Preferred Security to the maturity date of the Underlying Debt Securities, unless you make an irrevocable election (on an instrument-by-instrument basis) to accrue market discount under a constant yield method. If you exchange Trust Preferred Securities with accrued market discount for shares of our Preferred Stock pursuant to the Exchange Offer, any gain on the subsequent disposition of such shares of our Preferred Stock will be treated as ordinary interest income to the extent of such accrued market discount that has not previously been included in income.

If you tender your Trust Preferred Securities before the Early Exchange Deadline you will receive the Early Exchange Premium, which is in addition to the consideration received by a holder that tenders after the Early Exchange Deadline (such excess, the “Early Tender Payment”). The U.S. federal income tax treatment of the receipt of the Early Tender Payment to U.S. Holders is unclear because there are no authorities that directly address the treatment of such a payment. Under the Code, any amount received by a holder on retirement of a debt instrument is generally treated as being received in exchange for the debt instrument. If the Early Tender Payment is treated as additional consideration for the Trust Preferred Securities, such a payment would be treated as part of the total consideration received in exchange for the Preferred Stock and treated in the manner described above. It is possible, however, that the Early Tender Payment may be treated as interest or a separate fee that would be subject to tax as ordinary income rather than additional consideration of the Trust Preferred Securities. U.S. Holders should consult their tax advisors as to the proper treatment of the Early Tender Payment.

U.S. Holders of Preferred Stock

General

Beneficial owners of depositary shares will be treated as owners of the underlying Preferred Stock for U.S. federal income tax purposes.

Taxation of Dividends

You will be taxed on distributions on our Preferred Stock as dividend income to the extent paid out of our current or accumulated earnings and profits for United States federal income tax purposes. If you are a noncorporate U.S. Holder, dividends paid to you in taxable years beginning before January 1, 2013 that constitute qualified dividend income will be taxable to you at a maximum rate of 15%, provided that you hold your shares of Preferred Stock for more than 60 days during the 121-day period beginning 60 days before the ex-dividend date (or, if the dividend is attributable to a period or periods aggregating over 366 days, provided that you hold your shares of Preferred Stock for more than 90 days during the 181-day period beginning 90 days before the ex-dividend date) and meet other holding period requirements. If you are taxed as a corporation, except as described in the next subsection, dividends would be eligible for the 70% dividends-received deduction.

You generally will not be taxed on any portion of a distribution not paid out of our current or accumulated earnings and profits if your tax basis in the Preferred Stock is greater than or equal to the amount of the distribution. However, you would be required to reduce your tax basis (but not below zero) in the Preferred Stock by the amount of the distribution, and would recognize capital gain to the extent that the distribution exceeds your tax basis in the Preferred Stock. Further, if you are a corporation, you would not be entitled to a dividends-received deduction on this portion of a distribution.

Limitations on Dividends-Received Deduction

Corporate stockholders may not be entitled to take the 70% dividends-received deduction in all circumstances and, even if they are so entitled, may be subject to special rules in respect of their ownership of the Preferred Stock. Prospective corporate investors in Preferred Stock should consider the effect of:

•

Section 246A of the Code, which reduces the dividends-received deduction allowed to a corporate stockholder that has incurred indebtedness that is “directly attributable” to an investment in portfolio stock such as Preferred Stock;

•

Section 246(c) of the Code, which, among other things, disallows the dividends-received deduction in respect of any dividend on a share of stock that is held for less than the minimum holding period (generally at least 46 days during the 90 day period beginning on the date which is 45 days before the date on which such share becomes ex-dividend with respect to such dividend); and

•

Section 1059 of the Code, which, under certain circumstances, reduces the basis of stock for purposes of calculating gain or loss in a subsequent disposition by the portion of any “extraordinary dividend” (as defined below) that is eligible for the dividends-received deduction.

Extraordinary Dividends

If you are a corporate stockholder, you will be required to reduce your tax basis (but not below zero) in the Preferred Stock by the nontaxed portion of any “extraordinary dividend” if you have not held your stock for more than two years before the earliest of the date such dividend is declared, announced, or agreed. Generally, the nontaxed portion of an extraordinary dividend is the amount excluded from income by operation of the dividends-received deduction. An extraordinary dividend on the Preferred Stock generally would be a dividend that:

•	Equals or exceeds 5% of the corporate stockholder’s adjusted tax basis in the Preferred Stock, treating all dividends having ex-dividend dates within an 85 day period as one dividend, or

•	Exceeds 20% of the corporate stockholder’s adjusted tax basis in the Preferred Stock, treating all dividends having ex-dividend dates within a 365 day period as one dividend.

In determining whether a dividend paid on the Preferred Stock is an extraordinary dividend, a corporate stockholder may elect to substitute the fair market value of the stock for its tax basis for purposes of applying these test if the fair market value as of the day before the ex-dividend date is established to the satisfaction of the Secretary of the Treasury. An extraordinary dividend also includes any amount treated as a dividend in the case of a redemption that is either non-pro rata as to all stockholders or in partial liquidation of the company, regardless of the stockholder’s holding period and regardless of the size of the dividend. Any part of the nontaxed portion of an extraordinary dividend that is not applied to reduce the corporate stockholder’s tax basis as a result of the limitation on reducing its basis below zero would be treated as capital gain and would be recognized in the taxable year in which the extraordinary dividend is received.

If you are corporate stockholder, please consult your tax advisor with respect to the possible application of the extraordinary dividend provisions of the federal income tax law to your ownership or disposition of Preferred Stock in your particular circumstances.

Sale or Exchange of Preferred Stock Other Than by Redemption

If you sell or otherwise dispose of the shares of our Preferred Stock (other than by redemption), you will generally recognize capital gain or loss equal to the difference between the amount realized upon the disposition and your adjusted tax basis of the Preferred Stock. Capital gain of a noncorporate U.S. Holder is generally taxed at preferential rates where the holder has a holding period greater than one year.

Redemption of Preferred Stock

If we redeem the shares of our Preferred Stock, it generally would be a taxable event. You would be treated as if you had sold your Preferred Stock if the redemption:

•	results in a complete termination of your stock interest in us;

•	is substantially disproportionate with respect to you; or

•	is not essentially equivalent to a dividend with respect to you.

In determining whether any of these tests has been met, shares of stock considered to be owned by you by reason of certain constructive ownership rules set forth in Section 318 of the Code, as well as shares actually owned, must be taken into account.

If we redeem your Preferred Stock in a redemption that meets on of the tests described above, you generally would recognize taxable gain or loss equal to the sum of the amount of cash and fair market value of property (other than stock of us or a successor to us) received by you less your tax basis in the Preferred Stock redeemed. This gain or loss would be long-term capital gain or capital loss if you have held the Preferred Stock for more than one year.

If a redemption does not meet any of the tests described above, you generally would be taxed on the cash and fair market value of the property you receive as a dividend to the extent paid out of our current and accumulated earnings and profits. Any amount in excess of our current or accumulated earnings and profits would first reduce your tax basis in the Preferred Stock and thereafter would be treated as capital gain. If a redemption of the Preferred Stock is treated as a distribution that is taxable as a dividend, you should consult with your own tax advisor regarding the allocation of your basis in the redeemed and remaining Preferred Stock.

Information Reporting and Backup Withholding

In general, information reporting will apply to dividends in respect of Preferred Stock and the proceeds from the sale, exchange or other disposition of shares of our Preferred Stock, unless you are an exempt recipient. Backup withholding may apply to these amounts if you fail to provide a taxpayer identification number and certification of exempt status.

Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your U.S. federal income tax liability provided the required information is timely furnished to the Internal Revenue Service.

Non-U.S. Holders

Treatment of the Exchange Offer

Except as provided below, if you are a Non-U.S. Holder, you will not recognize any gain that a U.S. Holder will generally be required to recognize upon the exchange of Trust Preferred Securities for Preferred Stock and cash, if any pursuant to the Exchange Offer, unless:

•

the gain is effectively connected with your conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment that you maintain), in which case the gain will be subject to tax in the same manner as gain recognized by a U.S. holder as described under U.S. Holders—Treatment of the Exchange Offer; or

•

you are an individual who is present in the United States for 183 days or more in the taxable year of the exchange, and certain other conditions are met, in which case the gain (reduced by an U.S. source capital losses) will be subject to 30% tax.

Any amount received by you attributable to accrued but unpaid interest on the Trust Preferred Securities should not be subject to U.S. federal income tax provided that (a) the interest on the Trust Preferred Securities is not effectively connection with your conduct of a trade or business in the United States, (b) you do not actually or constructively own 10% or more of the total combined voting power of all classes of our stock and are not a controlled foreign corporation related to us through stock ownership, and (c) you comply with certain certification requirements.

As previously discussed, the treatment of the Early Tender Payment is unclear under U.S. federal income tax law. In the case of a Non-U.S. Holder, if the Early Tender Payment were treated as interest or a separate fee it could be subject to U.S. federal withholding tax. We intend to take the position that the Early Tender Payment should be treated as additional consideration for the Trust Preferred Securities and therefore we do not intend to withhold U.S. federal income tax from such amounts to Non-U.S. Holders.

Non-U.S. Holders of Preferred Stock

Dividends

Except as described below, if you are a Non-U.S. Holder of our Preferred Stock, dividends paid to you are subject to withholding of United States federal income tax at a 30% rate or at a lower rate if you are eligible for the benefits of an income tax treaty that provides for a lower rate. Even if you are eligible for a lower treaty rate, we and other payors will generally be required to withhold at a 30% rate (rather than the lower treaty rate) on dividend payments to you, unless you have furnished to us or another payor:

•

a valid Internal Revenue Service Form W-8BEN or an acceptable substitute form upon which you certify, under penalties of perjury, your status as a person who is not a United States person and your entitlement to the lower treaty rate with respect to such payments; or

•

in the case of payments made outside the United States to an offshore account (generally, an account maintained by you at an office or branch of a bank or other financial institution at any location outside the United States), other documentary evidence establishing your entitlement to the lower treaty rate in accordance with United States Treasury regulations.

If you are eligible for a reduced rate of United States withholding tax under a tax treaty, you may obtain a refund of any amounts withheld in excess of that rate by filing a refund claim with the United States Internal Revenue Service.

If dividends paid to you are “effectively connected” with your conduct of a trade or business within the United States, and, if required by a tax treaty, the dividends are attributable to a permanent establishment that you maintain in the United States, we and other payors generally are not required to withhold tax from the dividends, provided that you have furnished to us or another payor a valid Internal Revenue Service Form W-8ECI or an acceptable substitute form upon which you represent, under penalties of perjury, that:

•	you are not a United States person; and

•	the dividends are effectively connected with your conduct of a trade or business within the United States and are includible in your gross income.

“Effectively connected” dividends are taxed at rates applicable to United States citizens, resident aliens and domestic United States corporations.

If you are a corporate Non-U.S. Holder, “effectively connected” dividends that you received may, under certain circumstances, be subject to an additional “branch profits tax” at a 30% rate or at a lower rate if you are eligible for the benefits of an income tax treaty that provides for a lower rate.

Gain on Disposition of Preferred Stock

If you are a Non-U.S. Holder, you generally will not be subject to United States federal income tax on gain that you recognize on a disposition of Preferred Stock unless:

•

the gain is “effectively connected” with your conduct of a trade or business in the Untied States, and the gain is attributable to a permanent establishment that you maintain in the United States, if that is required by an applicable income tax treaty as a condition for subjecting you to United States taxation on a net income basis;

•	you are an individual, you hold the Preferred Stock as a capital asset, you are present in the United States for 183 or more days in the taxable year of the sale and certain other conditions exist; or

•

we are or have been a United States real property holding corporation for federal income tax purposes and you held, directly or indirectly, at any time during the five-year period ending on the date of disposition, more than 5% of the relevant class of Preferred Stock and you are not eligible for any treaty exemption.

An individual non-U.S. Holder described in the first bullet point above will be subject to U.S. federal income tax on the net gain derived from the sale at regular graduated U.S. federal income tax rates. An individual non-U.S. Holder described in the second bullet point above will be subject to a flat 30% U.S. federal income tax on the gain derived from the sale, exchange, redemption or other disposition, which may be offset by U.S. source capital losses, even though the holder is not considered a resident of the United States. If you are a corporate Non-U.S. Holder, “effectively connected” gains that you recognize may also, under certain circumstances, be subject to an additional “branch profits tax” at a 30% rate or at a lower rate if you are eligible for the benefits of an income tax treaty that provides for a lower rate.

We have not been, are not and do not anticipating becoming a United States real property holding corporation for United States federal income tax purposes.

Information Reporting and Backup Withholding

Information returns will be filed with the IRS in connection with payments of dividends and the proceeds from a sale or other disposition of shares of our Preferred Stock. You may have to comply with certification procedures to establish that you are not a U.S. person in order to avoid information reporting and backup withholding requirements. The certification procedures required to claim a reduced rate of withholding under a treaty will satisfy the certification requirements necessary to avoid backup withholding as well. The amount of any backup withholding from a payment to you will be allowed as a credit against your U.S. federal income tax liability and may entitle you to a refund, provided that the required information is timely furnished to the Internal Revenue Service.

Recent Legislation

Recent legislation generally imposes a withholding tax of 30% on certain payments to certain foreign entities, after December 31, 2013, unless various U.S. information reporting and due diligence requirements (generally relating to ownership by U.S. persons of interests in or accounts with those entities) have been satisfied. Based on recent IRS guidance regarding the implementation of this recent legislation, these withholding taxes would be imposed on dividends paid on our Preferred Shares after December 31, 2013, and on gross proceeds from sales or other disposition of our Preferred Stock after December 31, 2014. You should consult your tax advisor regarding the possible implications of this legislation on an investment in our Preferred Stock.

CERTAIN BENEFIT PLAN AND ERISA CONSIDERATIONS

The following is a summary of certain considerations associated with the exchange of the Trust Preferred Securities for depositary shares representing a proportional interest in our Preferred Stock (and the acquisition, holding and, to the extent relevant, disposition of depositary shares representing our Preferred Stock) by an employee benefit plan (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ( “ERISA”)) that is subject to Title I of ERISA, a plan described in Section 4975 of the Code, including an individual retirement account (an “IRA”) or a Keogh plan, a plan subject to provisions under applicable federal, state, local, non-U.S. or other laws or regulations that are similar to the provisions of Title I of ERISA or Section 4975 of the Code (we refer to these similar laws as “Similar Laws”) and any entity whose underlying assets include “plan assets” by reason of any such employee benefit or retirement plan’s investment in such entity (each of which, a “Plan”).

General Fiduciary Matters.    ERISA and the Code impose certain duties on persons who are fiduciaries of a Plan subject to Title I of ERISA or Section 4975 of the Code (an “ERISA Plan”) and prohibit certain transactions involving the assets of an ERISA Plan with its fiduciaries or other interested parties. In general, under ERISA and the Code, any person who exercises any discretionary authority or control over the administration of such an ERISA Plan or the management or disposition of the assets of such an ERISA Plan, or who renders investment advice for a fee or other compensation to such an ERISA Plan, is generally considered to be a fiduciary of the ERISA Plan. Plans that are governmental plans (as defined in Section 3(32) of ERISA), certain church plans (as defined in Section 3(33) of ERISA or Section 4975(g)(3) of the Code) and plans maintained outside of the U.S. primarily for the benefit of non-U.S. persons (as described in Section 4(b)(4) of ERISA) are not subject to the requirements of ERISA or Section 4975 of the Code (but may be subject to similar prohibitions under Similar Laws).

In considering the exchange of the Trust Preferred Securities for depositary shares representing our Preferred Stock and the acquisition, holding and, to the extent relevant, disposition of depositary shares representing our Preferred Stock with a portion of the assets of a Plan, a fiduciary should determine whether the investment is in accordance with the documents and instruments governing the Plan and the applicable provisions of ERISA, the Code or any Similar Law relating to a fiduciary’s duties to the Plan including, without limitation, the prudence, diversification, delegation of control and prohibited transaction provisions of ERISA, the Code and any other applicable Similar Laws.

Prohibited Transaction Issues.    Section 406 of ERISA prohibits ERISA Plans from engaging in specified transactions involving plan assets with persons or entities who are “parties in interest,” within the meaning of Section 3(14) of ERISA, and Section 4975 of the Code imposes an excise tax on certain “disqualified persons,” within the meaning of Section 4975 of the Code, who engage in similar transactions, in each case unless an exemption is available. A party in interest or disqualified person who engages in a nonexempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Code. In addition, a fiduciary of an ERISA Plan that engages in such a nonexempt prohibited transaction may be subject to penalties and liabilities under ERISA and the Code. In the case of an IRA, the occurrence of a prohibited transaction could cause the IRA to lose its tax-exempt status.

The acquisition, holding and, to the extent relevant, disposition of depositary shares representing our Preferred Stock by an ERISA Plan with respect to which the issuer or the underwriters (or certain of our or their affiliates) is considered a party in interest or a disqualified person may constitute or result in a direct or indirect prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code, unless the investment is acquired, held and disposed of in accordance with an applicable statutory, class or individual prohibited transaction exemption. In this regard, the U.S. Department of

Labor has issued prohibited transaction class exemptions, or “PTCEs,” that may apply to the acquisition and holding of the depositary shares representing our Preferred Stock. These class exemptions include, without limitation, PTCE 84-14 respecting transactions determined by independent qualified professional asset managers, PTCE 90-1 respecting insurance company pooled separate accounts, PTCE 91-38 respecting bank collective investment funds, PTCE 95-60 respecting life insurance company general accounts and PTCE 96-23 respecting transactions determined by in-house asset managers. In addition, Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code each provides a limited exemption, commonly referred to as the “service provider exemption,” from the prohibited transaction provisions of ERISA and Section 4975 of the Code for certain transactions provided that neither the issuer of the securities nor any of its affiliates (directly or indirectly) have or exercise any discretionary authority or control or render any investment advice with respect to the assets of any ERISA Plan involved in the transaction and provided further that the ERISA Plan pays no more than adequate consideration in connection with the transaction. There can be no assurance that all of the conditions of any such exemptions will be satisfied at the time that the depositary shares representing our Preferred Stock are acquired by a purchaser, or thereafter, if the facts relied upon for utilizing a prohibited transaction exemption change.

Because of the foregoing, the depositary shares representing our Preferred Stock should not be acquired, held or disposed of by any person investing “plan assets” of any Plan, unless such acquisition, holding and disposition will not constitute a non-exempt prohibited transaction under ERISA or Section 4975 of the Code or similar violation of any applicable Similar Laws.

Representation.    Each acquirer and holder of depositary shares representing our Preferred Stock will be deemed to have represented and warranted that either, under ERISA or Similar Laws, (i) it is not a Plan, such as an IRA, and no portion of the assets used to acquire or hold the depositary shares representing our Preferred Stock constitutes assets of any Plan or (ii) the exchange of Trust Preferred Securities and the acquisition, holding and disposition of depositary shares representing our Preferred Stock will not constitute a nonexempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or similar violation under any applicable Similar Laws for which there is no applicable statutory, regulatory or administrative exemption.

The foregoing discussion is general in nature and is not intended to be all-inclusive. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in nonexempt prohibited transactions, it is particularly important that fiduciaries or other persons considering exchanging Trust Preferred Securities for depositary shares representing our Preferred Stock on behalf of, or with the assets of, any Plan, consult with their counsel regarding the potential applicability of ERISA, Section 4975 of the Code and any Similar Laws to such investment and whether an exemption would be applicable to the exchange. The acquisition, holding and, to the extent relevant, disposition of depositary shares representing our Preferred Stock by or to any Plan is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by such Plans generally or any particular plan, or that such an investment is appropriate for Plans generally or any particular Plan.

VALIDITY OF PREFERRED STOCK AND RELATED DEPOSITARY SHARES

The validity of the Preferred Stock to be issued in the Exchange Offer will be passed upon for us by Venable LLP, Baltimore, Maryland. The validity of the related depositary shares to be issued in the Exchange Offer and certain other legal matters with respect to the Exchange Offer will be passed upon for us by Wachtell, Lipton, Rosen & Katz, New York, New York and for the Dealer Manager by Sullivan & Cromwell LLP, New York, New York.

EXPERTS

The consolidated financial statements incorporated in this Prospectus by reference from the Company’s Annual Report on Form 10-K for the year ended December 31, 2010, and the effectiveness of the Company’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

THE EXCHANGE AGENT FOR THE EXCHANGE OFFER IS:

Global Bondholder Services Corporation

By Hand, Overnight Delivery or Mail	By Facsimile Transmission
(Registered or Certified Mail Recommended):	(for Eligible Institutions only):

Global Bondholder Services Corporation	Global Bondholders Services Corporation
65 Broadway, Suite 404	(212) 430-3775
New York, New York 10006	Attention: Corporate Actions
Attention: Corporate Actions
Confirm by Telephone:
(212) 430-3774

THE INFORMATION AGENT FOR THE EXCHANGE OFFER IS:

Global Bondholder Services Corporation

65 Broadway, Suite 404

New York, New York 10006

Banks and Brokers, Call Collect:

(212) 430-3774

All Others Call Toll-Free:

(866) 612-1500

THE DEALER MANAGER FOR THE EXCHANGE OFFER IS:

Goldman, Sachs & Co.

200 West Street

New York, NY 10282

Attention: Liability Management Group

Toll-Free: (800) 828-3182

Collect: (212) 902-5183